UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

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Wisconsin Energy Corporation

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NOTICE OF 2012 ANNUAL MEETING AND PROXY STATEMENT

Wisconsin Energy Corporation

P-1

Page
Notice of Annual Meeting of Stockholders	P-3

Proxy Statement	P-5

General Information – Frequently Asked Questions	P-5

Corporate Governance – Frequently Asked Questions	P-8

Proposal 1: Election of Directors – Terms Expiring in 2013	P-14

Committees of the Board of Directors	P-18

Proposal 2: Approve the Amendments to the Company’s Restated Articles of Incorporation to Implement a Majority Voting Standard for the Election of Directors in Non-Contested Elections	P-19

Proposal 3: Approve the Amendments to the Company’s Bylaws to Implement a Majority Voting Standard for the Election of Directors in Non-Contested Elections	P-20

Proposal 4: Ratification of Deloitte & Touche LLP as Independent Auditors for 2012	P-21

Independent Auditors’ Fees and Services	P-22

Audit and Oversight Committee Report	P-23

Compensation Discussion and Analysis	P-24

Compensation Committee Report	P-34

Executive Officers’ Compensation	P-35

Proposal 5: Advisory Vote on Compensation of the Named Executive Officers	P-52

Director Compensation	P-53

Risk Analysis of Compensation Policies and Practices	P-54

WEC Common Stock Ownership	P-55

Section 16(a) Beneficial Ownership Reporting Compliance	P-56

Certain Relationships and Related Transactions	P-56

Availability of Form 10-K	P-56

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 26, 2012

To the Stockholders of Wisconsin Energy Corporation:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders. An admission ticket will be required to enter the meeting. Your admission ticket, which also includes a map to the meeting, is located on your proxy card. Instructions on how to obtain an admission ticket if you received your proxy materials electronically are provided on page P-7 of the proxy statement. If you are not able to attend the Annual Meeting, you may listen to a live webcast available on the Wisconsin Energy Website at: www.wisconsinenergy.com/invest/annualmtg.htm. An archive of the webcast will be available on the site for approximately 12 months following the meeting. Regardless of whether you plan to attend, please take a moment to vote your proxy. The meeting will be held as follows:

WHEN:	Thursday, May 3, 2012 10:00 a.m., Central time

WHERE:	Concordia University Wisconsin R. John Buuck Field House 12800 North Lake Shore Drive Mequon, Wisconsin 53097

ITEMS OF BUSINESS:

•       Elect nine directors for terms expiring in 2013.

•       Approve the Amendments to the Company’s Restated Articles of Incorporation to Implement a Majority Voting Standard for the Election of Directors in Non-Contested Elections.

•       Approve the Amendments to the Company’s Bylaws to Implement a Majority Voting Standard for the Election of Directors in Non-Contested Elections.

•       Ratify Deloitte & Touche LLP as independent auditors for 2012.

•       Advisory vote on compensation of the named executive officers.

•       Consider any other matters that may properly come before the meeting.

RECORD DATE:	February 23, 2012

VOTING BY PROXY:	Your vote is important. You may vote:

• using the Internet; • by telephone; or • by returning the proxy card in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 3, 2012 – The Proxy Statement and 2011 Annual Report are available at:

http://www.wisconsinenergy.com/proxystatement

By Order of the Board of Directors,

Susan H. Martin

Executive Vice President, General Counsel and Corporate Secretary

This Page Intentionally Left Blank

PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 26, 2012, in connection with the solicitation of proxies by the Wisconsin Energy Corporation (“WEC” or the “Company”) Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders on Thursday, May 3, 2012 (the “Meeting”) at 10:00 a.m., Central time, in the R. John Buuck Field House on the campus of Concordia University Wisconsin located at 12800 North Lake Shore Drive, Mequon, Wisconsin 53097, and at all adjournments or postponements of the Meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

GENERAL INFORMATION – FREQUENTLY ASKED QUESTIONS

On what am I voting?

Proposal 1: Election of nine directors for terms expiring in 2013.

Proposal 2: Approval of amendments to the Company’s Restated Articles of Incorporation to implement a majority voting standard for the election of directors in non-contested elections.

Proposal 3: Approval of amendments to the Company’s Bylaws to implement a majority voting standard for the election of directors in non-contested elections.

Proposal 4: Ratification of Deloitte & Touche LLP as independent auditors for 2012.

Proposal 5: Advisory vote on compensation of the named executive officers, commonly referred to as a “Say on Pay” vote.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy at their discretion.

What are the Board’s voting recommendations?

The Board of Directors recommends a vote:

•      FOR each of the nine nominated directors;

•      FOR the amendments to the Company’s Restated Articles of Incorporation to elect directors by majority vote in non-contested elections;

•      FOR the amendments to the Company’s Bylaws to elect directors by majority vote in non-contested elections;

•      FOR ratification of Deloitte & Touche LLP as independent auditors for 2012; and

•      FOR approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

What is the vote required for each proposal?

Proposal 1: The nine individuals receiving the largest number of votes will be elected as directors.

Proposal 2: Approval of the amendments to the Company’s Restated Articles of Incorporation requires the affirmative vote of a majority of all shares entitled to vote on this proposal.

Proposal 3: Approval of the amendments to the Company’s Bylaws requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Proposal 4: Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Proposal 5: Approval, on a non-binding, advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Because proposal 2 requires the affirmative vote of a majority of all shares entitled to vote on the proposal, abstentions and broker non-votes will have the effect of votes against this proposal. Presuming a quorum is present, abstentions and broker non-votes will have no effect on the outcome of any of the remaining proposals.

Who can vote?	Common stockholders as of the close of business on the record date, February 23, 2012, can vote. Each outstanding share of WEC common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC’s principal business office, 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. The list also will be available at the Meeting.

How do I vote?	There are several ways to vote:

• By Internet. The Company encourages you to vote this way.

• By toll-free touch-tone telephone.

• By completing and mailing the enclosed proxy card.

• By written ballot at the Meeting.

Instructions to vote through the Internet or by telephone are listed on your proxy card or the information forwarded to you by your bank or broker. The Internet and telephone voting facilities will close at 10:59 p.m., Central time, on Wednesday, May 2, 2012.

If you are a participant in WEC’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Common Stock Fund or WEC Common Stock ESOP Fund in WEC’s 401(k) plan, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plan will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in the 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the WEC Common Stock Fund or WEC Common Stock ESOP Fund, as the case may be, for which voting instructions have been received, are voted.

If you are a beneficial owner and your bank or broker holds your shares in its name, they are permitted to vote your shares in the ratification of the independent auditors even if the broker does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1, 2, 3 and 5, your broker or other record holder of your shares will not be permitted to vote your shares unless you provide voting instructions. If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Meeting, but may not vote at the Meeting unless you have first obtained a proxy executed in your favor from the holder of record.

What does it mean if I get more than one proxy?	It means your shares are held in more than one account. Please vote all proxies to ensure all of your shares are counted.

What constitutes a quorum?	As of the record date, there were 230,461,080 shares of WEC common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?	You may change your vote or revoke your proxy at any time prior to the closing of the polls, by:

• entering a new vote by Internet or phone;

• returning a later-dated proxy card;

• voting in person at the Meeting; or

• notifying WEC’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Susan H. Martin. Any revocation should be filed with her at WEC’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board recommends.

Who conducts the proxy solicitation?	The WEC Board is soliciting these proxies. WEC will bear the cost of the solicitation of proxies. WEC contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC or its subsidiaries may solicit proxies by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event that it believes such services would be beneficial.

Who will count the votes?	BNY Mellon Shareowner Services, which also will serve as Inspector of Election, will tabulate voted proxies.

How can I attend the Meeting?	The Meeting is open to all stockholders of WEC. You must bring an admission ticket or other evidence of your stock ownership to enter the Meeting. If you received proxy materials by mail, your admission ticket is included on your proxy card. The admission ticket admits the stockholder and one guest. If your shares are jointly owned and you need an additional ticket, or if you need directions to the Meeting or have questions regarding this process, contact Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201 or call 800-881-5882. A map to the Meeting is included on the admission ticket.

What information is available via the Internet?	The following documents can be found at http://www.wisconsinenergy.com/proxystatement: • Notice of Annual Meeting; • Proxy Statement; • 2011 Annual Report; and • Form of Proxy.

How do I obtain an admission ticket if I received my proxy materials electronically?	If your shares are registered in your name, you can print an admission ticket by following the instructions provided in the e-mail which transmitted your proxy materials. If you hold your shares through a bank, brokerage firm, or other nominee, call 800-881-5882 or write to Stockholder Services at the above address to request an admission ticket. We will send you an admission ticket upon verification of your ownership. You may also bring a copy of your account statement or other evidence of your ownership as of the record date to the Meeting. That document will serve as your admission ticket.

What steps has WEC taken to reduce the cost of proxy solicitation?	WEC has implemented several practices that reduce printing and postage costs and are friendly to the environment. WEC encourages you to choose MLinkSM for fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents and more. Simply log on at http://www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you on how to enroll in MLinkSM.

The Company also has: • encouraged Internet and telephone voting of your proxies; and

•      implemented “householding” whereby stockholders sharing a single address receive a single annual report and proxy statement, unless the Company received instructions to the contrary from one or more of the stockholders.

If you received multiple copies of the annual report and proxy statement, you may wish to contact the Company’s transfer agent, BNY Mellon Shareowner Services, at 800-558-9663, to request householding, or you may provide written instructions to Wisconsin Energy Corporation, c/o BNY Mellon Shareowner Services, P.O. Box 358035, Pittsburgh, PA 15252-8035. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of either document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker or other holder of record, you may request householding by contacting the holder of record.

Who do I contact if I have questions about the Meeting or my account?	If you need more information about the Meeting, write to Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, or call us at 800-881-5882. For information about shares registered in your name or your Stock Plus account, call our transfer agent, BNY Mellon Shareowner Services, at 800-558-9663, or access your account via the Internet at http://www.bnymellon.com/shareowner/equityaccess.

How will the acquisition of BNY Mellon Shareowner Services by Computershare affect stockholders?	Effective January 2, 2012, Computershare Shareholder Services LLC acquired our transfer agent, BNY Mellon Shareowner Services. We anticipate that the transition from BNY Mellon Shareowner Services to Computershare will occur following the Meeting. You can expect to receive additional communications in the coming months concerning this transition, but should continue working with BNY Mellon Shareowner Services with any questions regarding shares registered in your name or your Stock Plus account until otherwise notified.

CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WEC have Corporate Governance Guidelines?	Yes, since 1996 the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. The Corporate Governance Committee reviews the Guidelines annually to ensure that the Board is providing effective governance over the affairs of the Company. The Guidelines are available in the “Governance” section of the Company’s Website at www.wisconsinenergy.com and are available in print to any stockholder who requests them in writing from the Corporate Secretary.

How are directors determined to be independent?	No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Corporate Governance Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors.

What are the Board’s standards of independence?	The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. A director will be considered independent by the Board if the director:

• has not been an employee of the Company for the last five years;

• has not received, in the past three years, more than $120,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

•       is not a current partner or employee of a firm that is the Company’s internal or external auditor, was not within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, or has no immediate family member who is a current employee of such a firm and personally works on the Company’s audit;

•       has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;

•       in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•       has not received, in the past three years, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;

• has no personal service contract(s) with the Company or any member of the Company’s senior management;

• is not an employee or officer with a not-for-profit entity that receives 5% or more of its total annual charitable awards from the Company;

•       has not had any business relationship with the Company, in the past three years, for which the Company has been required to make disclosure under certain rules of the Securities and Exchange Commission;

• is not employed by a public company at which an executive officer of the Company serves as a director; and

• does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with WEC’s affiliates for certain of the above criteria, when determining the director’s independence.

Who are the independent directors?

The Board has affirmatively determined that Directors Bergstrom, Bowles, Chadwick, Cornog, Culver, Fischer, Payne, Stanek and Stratton have no relationships described in the Board’s standards of independence noted above and otherwise have no material relationships with WEC and are independent. This represents 90% of the Board. Director Klappa is not independent due to his present employment with WEC.

Since 2005, WEC has engaged Robert W. Baird & Co. primarily to provide consulting services for investments held in the Company’s various benefit plan trusts. The Board reviewed the terms of this engagement, including the approximately $379,000 in fees paid to Baird in 2011 (which are less than one-tenth of 1% of Baird’s total revenue), and Ms. Stanek’s position at Baird, and concluded that such engagement is not material and did not impact Ms. Stanek’s independence.

What are the committees of the Board?

The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Finance, and Executive.

All committees, except the Executive Committee, operate under a charter approved by the Board. A copy of each committee charter is posted in the “Governance” section of the Company’s Website at www.wisconsinenergy.com and is available in print to any stockholder who requests it in writing from the Corporate Secretary. The members and the responsibilities of each committee are listed later in this proxy statement under the heading “Committees of the Board of Directors.”

Are the Audit and Oversight, Corporate Governance and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and the Board’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee is independent under the rules of the New York Stock Exchange applicable to audit committee members. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Is the office of CEO combined with the office of Chairman of the Board?

Yes, the office of CEO is combined with the office of Chairman of the Board. Consistent with WEC’s Bylaws and its Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chief Executive Officer and Chairman of the Board. Given the uniqueness and complexity of the Company’s industry, operations and regulatory environment, the Board believes that having a combined CEO and Chairman is the appropriate structure for the Company. This combined structure provides the Company with clear leadership and a single voice in implementation of its strategy and in leading discussions at the Board level.

The Board currently does not appoint a lead independent director; however, Director Bowles, the chair of the Corporate Governance Committee, acts as presiding director whenever the independent directors meet in executive session without any management present. The Board believes that such leadership evolves naturally and may vary depending upon the issue under consideration. Therefore, the Board does not believe that the appointment of a designated lead independent director is necessary.

Do the non-management directors meet separately from management?	Yes, at every regularly scheduled Board meeting non-management (non-employee) directors meet in executive session without any management present. All non-management directors are independent. The chair of the Corporate Governance Committee, currently Director Bowles, presides at these sessions.

What is the Board’s role in risk oversight?

The Board oversees our risk environment and has delegated specific risk monitoring responsibilities to the Audit and Oversight Committee and the Finance Committee as described in each committee’s charter. Both of these committees routinely report back to the Board. The Board and its committees also periodically receive briefings from management on specific areas of risk as well as emerging risks to the enterprise. The Board’s role in risk oversight had no effect on the Board’s decision to keep the roles of Chairman and CEO combined.

The Audit and Oversight Committee periodically hears reports from management on the Company’s major risk exposures in such areas as compliance, environmental, legal/litigation and ethical conduct and steps taken to monitor and control such exposures. This committee also devotes at least one meeting annually to risk oversight. The Finance Committee discusses the Company’s risk assessment and risk management policies, and provides oversight of insurance matters to ensure that its risk management program is functioning properly. Both committees have direct access to, and meet as needed with, Company representatives without other management present to discuss matters related to risk management.

The CEO, who is ultimately responsible for managing risk, routinely reports to the Board on risk-related matters. As part of this process, the business unit leaders identify existing, new or emerging issues or changes within their business area that could have enterprise implications and report them to senior management. Management is tasked with ensuring that these risks and opportunities are appropriately addressed. In addition, the Company has established a Compliance Risk Steering Committee, comprised of senior level management employees, whose purpose is to foster an enterprise-wide approach to managing compliance. The results of each of these risk-management efforts are reported to the CEO and to the Board or its appropriate committee.

How can interested parties contact the members of the Board?	Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

All communication received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board of Directors, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?

Yes, all WEC directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with WEC’s Code of Business Conduct, to seek advice in doubtful situations and to report suspected violations.

WEC’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer or other employee.

The Code of Business Conduct is posted in the “Governance” section of the Company’s Website at www.wisconsinenergy.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has several ways employees can raise questions concerning WEC’s Code of Business Conduct and other Company policies. As one reporting mechanism, the Company has contracted with an independent call center for employees to confidentially and anonymously report suspected violations of the Code of Business Conduct or other concerns, including those regarding accounting, internal accounting controls or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?	All employees of WEC, including executive officers, and members of the Board are required to comply with WEC’s Code of Business Conduct. The Code addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC or any of its subsidiaries, (2) before participating in any joint venture, partnership or other business relationship with WEC or any of its subsidiaries, and (3) before serving as an officer or member of the board of any substantial outside for-profit organization (except the Chief Executive Officer must obtain the approval of the full Board before doing so and members of the Board of Directors must obtain the prior approval of the Corporate Governance Committee). Executive officers must obtain the prior approval of the Chief Executive Officer before accepting a position with a substantial non-profit organization; members of the Board must notify the Compliance Officer when joining the board of a substantial non-profit organization, but do not need to obtain prior approval.

In addition, WEC’s Code of Business Conduct requires employees and directors to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee chair in situations involving executive officers and members of the Board.

Does the Board evaluate CEO performance?

Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee obtains from each non-employee director his or her opinion and input on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs. The chair of the Compensation Committee shares the evaluation results with the CEO. The process is also used by the Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?	Yes, the Board annually evaluates its own collective performance. Each director is asked to consider the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance, risks to the enterprise and customer satisfaction initiatives); communicating the Board’s expectations and concerns to the CEO; overseeing opportunities critical to the Company; and operating in a manner that ensures open communication, candid and constructive dialogue as well as critical questioning. The Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Is Board committee performance evaluated?	Yes, each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. Each committee may adjust its charter, with Board approval, based on the evaluation results.

Are all the members of the Audit Committee financially literate and does the committee have an “audit committee financial expert”?	Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of Securities and Exchange Commission rules. Director Fischer serves on the audit committee of three other public companies. The Board determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on the Audit and Oversight Committee. No other member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies. For this purpose, the Company considers service on the audit committees of Wisconsin Energy Corporation and Wisconsin Electric Power Company to be service on the audit committee of one public company because of the commonality of the issues considered by those committees.

What are the principal processes and procedures used by the Compensation Committee to determine executive and director compensation?	One of the principal responsibilities of the Compensation Committee is to provide a competitive, performance-based executive and director compensation program. This includes: (1) determining and periodically reviewing the Committee’s compensation philosophy; (2) determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation and benefits); (3) overseeing the compensation and benefits to be paid to other officers and key employees; (4) establishing and administering the Chief Executive Officer compensation package; and (5) reviewing the results of the most recent stockholder advisory vote on compensation of the named executive officers. The Compensation Committee is also charged with administering the compensation package of WEC’s non-employee directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC’s non-employee directors and to determine the appropriate amount of such compensation. Although it has not chosen to do so, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

WEC engaged (outside of the Compensation Committee) Towers Watson, a compensation consulting firm, to provide the Compensation Committee and Chief Executive Officer with compensation data regarding general industry and the energy services industry. Although the Compensation Committee relies on this compensation data, Towers Watson does not recommend the amount or form of executive or director compensation. While Towers Watson was not engaged directly by the Compensation Committee, the Committee has unrestricted access to Towers Watson and may retain its own compensation consultant at its discretion.

The Chief Executive Officer, after reviewing the compensation data compiled by Towers Watson and each executive officer’s individual experience, performance, responsibility and contribution to the results of the Company’s operations, makes compensation recommendations to the Committee for all executive officers other than himself. The Compensation Committee is free to make adjustments to such recommendations as it deems appropriate. For more information regarding our executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” later in this proxy statement.

Does the Board have a nominating committee?	Yes, the Corporate Governance Committee is responsible for, among other things, identifying and evaluating director nominees. The chair of the Committee coordinates this effort.

What is the process used to identify director nominees and how do I recommend a nominee to the Corporate Governance Committee?

Candidates for director nomination may be proposed by stockholders, the Corporate Governance Committee and other members of the Board. The Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this proxy statement. No stockholder nominations or recommendations for director candidates were received.

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2013 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to the Corporate Governance Committee no later than November 1, 2012, via the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What are the criteria and processes used to evaluate director nominees?	The Corporate Governance Committee has established criteria for evaluating all director candidates, which are reviewed annually. As set forth in the Company’s Corporate Governance Guidelines, these include: proven integrity; mature and independent judgment; vision and imagination; ability to objectively appraise problems; ability to evaluate strategic options and risks; sound business experience and acumen; relevant technological, political, economic or social/cultural expertise; social consciousness; achievement of prominence in career; familiarity with national and international issues affecting the Company’s businesses; contribution to the Board’s desired diversity and balance; and availability to serve for five years before reaching the directors’ retirement age of 72.

The Committee does not have a specific policy with regards to the consideration of diversity in identifying director nominees. However, the Committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As part of its process in connection with the nomination of new directors to the Board, the Committee considers several factors to ensure the entire Board collectively embraces a wide variety of characteristics, including professional background, experience, skills and knowledge as well as the criteria listed above. Each candidate will generally exhibit different and varying degrees of these characteristics.

In evaluating director candidates, the Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management.

Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether that person should be considered further. If the Committee determines that the candidate warrants further consideration, the chair or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests additional information from the candidate, reviews the person’s accomplishments and qualifications and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

The Committee evaluates all candidates, including those proposed by stockholders, using the criteria and process described above. The process is designed to provide the Board with a diversity of experience and stability to allow it to effectively meet the many challenges WEC faces in today’s challenging business and regulatory environments.

What is the deadline for stockholders to submit proposals for the 2013 Annual Meeting of Stockholders?

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2013 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 26, 2012.

Stockholders who intend to present a proposal at the 2013 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials, or who propose to nominate a person for election as a director at the 2013 Annual Meeting, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2013 Annual Meeting of Stockholders. The 2013 Annual Meeting of Stockholders is tentatively scheduled for May 2, 2013.

Correspondence in this regard should be directed to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What is WEC’s policy regarding director attendance at annual meetings?	Generally all directors are expected to attend the Company’s annual meetings of stockholders. All directors attended the 2011 Annual Meeting, except for Mr. Culver and Ms. Stanek who was not a member of the Board at the time.

Where can I find more information about WEC corporate governance?	The Company’s Website, www.wisconsinenergy.com, contains information on the Company’s governance activities. The site includes the Code of Business Conduct, Corporate Governance Guidelines, Board committee charters and other useful information. As policies are continually evolving, the Company encourages you to visit the Website periodically. Copies of these documents may also be requested in writing from the Corporate Secretary.

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2013

WEC’s Bylaws require each director to be elected annually to hold office for a one-year term. Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, presuming a quorum is present, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

The Board’s nominees for election are:

• John F. Bergstrom	• Robert A. Cornog	• Gale E. Klappa
• Barbara L. Bowles	• Curt S. Culver	• Ulice Payne, Jr.
• Patricia W. Chadwick	• Thomas J. Fischer	• Mary Ellen Stanek

Because Frederick P. Stratton, Jr. exceeds the Company’s age guidelines for non-employee directors, he is not standing for re-election at the Meeting. As a result, the Board has determined to reduce the number of directors constituting the whole Board from ten to nine. Proxies may not be voted for more than nine persons in the election of directors.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee of the Board. Information regarding each nominee is included on the following pages.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

Information about Nominees for Election to the Board of Directors. The Corporate Governance Committee evaluates each individual director nominee in the context of the Board as a whole with the goal of recommending nominees with diverse backgrounds and experience that, together, can best perpetuate the success of WEC’s business and represent shareholder interests. In addition to the unique experiences and skills identified below, the Corporate Governance Committee believes that each of the director nominees should possess the characteristics and skills as described above under “What are the criteria and processes used to evaluate director nominees?”.

Wisconsin Electric Power Company (WE) and Wisconsin Gas LLC (WG) do business as We Energies and are subsidiaries of Wisconsin Energy Corporation. Ages and biographical information for each of the director nominees are as of March 1, 2012.

John F. Bergstrom. Age 65.
• Bergstrom Corporation – Chairman and Chief Executive Officer since 1982. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.

•      Director of Advance Auto Parts Inc. since 2008; Director of Associated Banc-Corp since 2010; and Director of Kimberly-Clark Corporation since 1987.

•      Director of Banta Corporation from 1998 to 2007; and Director of Midwest Air Group, Inc. from 1993 to 2007 and again from 2008 to 2009.

• Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1985, and Wisconsin Gas LLC since 2000.

Mr. Bergstrom has over 26 years of experience as CEO of Bergstrom Corporation, one of the top 50 automotive dealership groups in America, with dealerships across eastern Wisconsin, including several in We Energies’ utility service territories. Therefore, Mr. Bergstrom provides the Board experience and insight with respect to understanding the needs of the Company’s retail customers, as well as Wisconsin’s regulatory and political environment. As the CEO of a large, diverse retailer, Mr. Bergstrom has a deep understanding of executive compensation issues and challenges, as well as a unique perspective on customer focus and satisfaction which continues to be a primary focus of the Company. Mr. Bergstrom also provides the Board with insight gained from his over 26 years of service as a director on WEC’s and its subsidiaries’ Boards, over 50 years of combined experience as a director on the boards of several other publicly traded U.S. corporations, and past or present directorships on the boards of several regional non-profit entities, including the Green Bay Packers, Inc.

Barbara L. Bowles. Age 64.

•      Profit Investment Management – Retired Vice Chair. Served as Vice Chair from January 2006 until retirement in December 2007. Profit Investment Management is an investment advisory firm.

•      The Kenwood Group, Inc. – Retired Chairman. Served as Chairman from 2000 until 2006 when The Kenwood Group, Inc. merged into Profit Investment Management. Chief Executive Officer from 1989 to 2005.

•      Director of Hospira, Inc. since 2008.

•      Director of Black & Decker Corporation from 1993 to 2010; and Director of Dollar General Corporation from 2000 to 2007.

•      Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998, and Wisconsin Gas LLC since 2000.

As founder, president and CEO of The Kenwood Group, Inc., a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions and endowments, Ms. Bowles has over 19 years of investment advisory experience. Before founding The Kenwood Group, Ms. Bowles, who is a Chartered Financial Analyst, was a chief investor relations officer for two Fortune 50 companies. Prior to that, she served as a portfolio manager and utility analyst for more than 10 years. With this combined experience, Ms. Bowles is uniquely qualified to provide perspective to the Board as to what issues are important to large investors, particularly what is important to analysts covering the Company’s industry. Ms. Bowles also served as chief compliance officer for the mid-cap portfolios following the Kenwood Group’s merger with Profit Investment Management, through which she gained a deep understanding of corporate governance issues and concerns. This experience is invaluable for Ms. Bowles’ positions as chair of the WEC Corporate Governance Committee and presiding independent director. Ms. Bowles’ past and present service as a director of other public companies, including service on several audit and finance committees, provides a resource to the Board in discussions of issues facing the Company.

Patricia W. Chadwick. Age 63.

•       Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets, business management and global economics.

• Director of AMICA Mutual Insurance Company since 1992; Director of ING Mutual Funds since 2006; and Director of The Royce Funds since 2009.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2006.

Ms. Chadwick, who is a Chartered Financial Analyst, was an investment professional/portfolio manager or principal for 30 years, and served as a director of research for four of those years. Since 1999, Ms. Chadwick has been president of Ravengate Partners, LLC, a firm that provides businesses and not-for-profit institutions with advice about the economy and the financial markets. As indicated above, Ms. Chadwick currently serves as a director on the boards of two registered investment companies. She has served as the Chair of multiple committees at AMICA Mutual Insurance Company, including the Audit Committee and Nominating and Governance Committee (which she currently chairs). She is also the Chair of the Domestic Investment Review Committee at ING Mutual Funds and serves on the Audit Committees for AMICA Mutual Insurance Company and The Royce Funds, as well as the Finance Committee for AMICA. Ms. Chadwick’s career and experience allow her to provide needed advice and insight to the Board on the capital markets. This perspective is valuable to WEC and its subsidiaries, which operate in a capital-intensive industry and must consistently access the capital markets. In addition, Ms. Chadwick’s service on the Board of AMICA has provided her with experience in dealing with insurance risk management issues.

Robert A. Cornog. Age 71.

•       Snap-on Incorporated – Retired Chairman of the Board, President and Chief Executive Officer. Served as President and Chief Executive Officer from 1991 until 2001 and as Chairman from 1991 until 2002. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products.

• Director of Johnson Controls, Inc. since 1992. • Director of Oshkosh Corporation from 2005 to 2009.
• Director of Wisconsin Energy Corporation since 1993, Wisconsin Electric Power Company since 1994, and Wisconsin Gas LLC since 2000.

Mr. Cornog served as president and CEO of Snap-on Incorporated for 10 years. Snap-on is a Wisconsin-based manufacturer with significant operations in We Energies’ utility service territories. Therefore, Mr. Cornog provides perspective as to the issues facing the Company’s large commercial and industrial retail customers, as well as experience in navigating Wisconsin’s regulatory and political environment. Mr. Cornog served for five years as a member of the Risk Committee while at Snap-on Incorporated where he identified, assessed and managed company risk. Mr. Cornog brings this experience to the Board and the Audit and Oversight Committee on which he serves. Mr. Cornog also has more than 19 years of service as a director on WEC’s Board, including over 14 years of service on WEC’s Audit and Oversight Committee, and over 20 years of combined experience as a director on the boards of two other publicly traded U.S. corporations headquartered in Wisconsin, including Johnson Controls, Inc. where Mr. Cornog presently serves as lead director.

Curt S. Culver. Age 59.

•       MGIC Investment Corporation – Chairman since 2005, Chief Executive Officer since 2000, and President from 1999 to 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

•       Mortgage Guaranty Insurance Corporation – Chairman since 2005, Chief Executive Officer since 1999, and President from 1996 to 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

• Director of MGIC Investment Corporation since 1999.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2004.

Mr. Culver’s experience as Chairman and CEO of MGIC, which is headquartered in Milwaukee, Wisconsin, not only provides the Board with expertise in the financial markets and risk assessment and management, but also knowledge of the challenges and issues facing a public company headquartered in the same city as the Company. In addition, with his experience in the insurance industry, Mr. Culver is in a position to advise the Finance Committee on the Company’s insurance program and its effect on overall risk management. Mr. Culver also has past and present experience serving on the boards of numerous Milwaukee-area non-profit and two private, regional for-profit entities.

Thomas J. Fischer. Age 64.
• Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting, and governance matters.

•       Arthur Andersen LLP – Retired as Managing Partner of the Milwaukee office and Deputy Managing Partner for the Great Plains Region in 2002. Served as Managing Partner from 1993 and as Partner from 1980. Arthur Andersen LLP was an independent public accounting firm.

•       Director of Actuant Corporation since 2003; Director of Badger Meter, Inc. since 2003; and Director of Regal-Beloit Corporation since 2004.

•       Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2005.

As Principal of Fischer Financial Consulting LLC, Mr. Fischer has provided consulting services to companies in the areas of corporate financial, accounting and governance matters since 2002. Prior to this, Mr. Fischer, who is a Certified Public Accountant, worked for Arthur Andersen, which was a large, international independent public accounting firm, for 33 years, the last 20 as a partner responsible for services provided to large, complex public and private companies and several public utility audits. Combined with Mr. Fischer’s service as a director and member of the audit committee of three other Wisconsin-based public companies, Mr. Fischer provides the Board with a deep understanding of corporate governance issues, accounting and auditing matters, including financial reporting and regulatory compliance, and risk assessment and management. In light of this extensive experience, he is chair of the Audit and Oversight Committee.

Gale E. Klappa. Age 61.
• Wisconsin Energy Corporation – Chairman of the Board and Chief Executive Officer since 2004. President since 2003.
• Wisconsin Electric Power Company – Chairman of the Board since 2004. President and Chief Executive Officer since 2003.
• Wisconsin Gas LLC – Chairman of the Board since 2004. President and Chief Executive Officer since 2003.
• Director of Badger Meter, Inc. since 2010; and Director of Joy Global Inc. since 2006.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2003.

As Chief Executive Officer and President of WEC and its two principal utility subsidiaries, Mr. Klappa represents and communicates management’s perspective to the Board. Mr. Klappa provides the Board with an understanding of the day-to-day operations of the Company, and, in turn, communicates the Board’s vision and direction for the Company to the other officers and management. Mr. Klappa has more than 37 years of experience working in the public utility industry, the last 19 at a senior executive level. Immediately prior to joining WEC in 2003, Mr. Klappa served as Executive Vice President and Chief Financial Officer at The Southern Company, a public utility holding company serving the southeastern United States. Mr. Klappa also served in various other positions during his tenure at Southern, including Treasurer and Chief Strategic Officer. Mr. Klappa currently serves on the boards of Edison Electric Institute, an association of U.S. shareholder-owned electric companies, and Electric Power Research Institute, an independent, non-profit research company performing research, development and demonstration in the electricity sector.

Ulice Payne, Jr. Age 56.
• Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides global trade compliance advisory services.

•       Director of Manpower Inc. since 2007; and Trustee of The Northwestern Mutual Life Insurance Company since 2005.

•       Director of Badger Meter, Inc. from 2000 to 2010; and Director of Midwest Air Group, Inc. from 1998 to 2008.

• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2003.

Mr. Payne has extensive leadership experience within the local community and the State of Wisconsin, previously serving as president and CEO of the Milwaukee Brewers Baseball Club, Inc., as managing partner of the Milwaukee office of Foley & Lardner, a Milwaukee-based law firm, and as Securities Commissioner for the State of Wisconsin. In addition, Mr. Payne is and has been involved in numerous Milwaukee-area non-profit entities, including serving as past chair of the Bradley Center Sports and Entertainment Corporation. Therefore, Mr. Payne is able to provide the Board with a unique perspective on the issues and challenges affecting the local Milwaukee community as a whole as well as a broad spectrum of the Company’s customers. As a result of these positions, Mr. Payne also has experience in operating in the same regulatory and political environment as the Company. Mr. Payne presently advises on global trade compliance as Managing Member of Addison-Clifton, LLC, where Mr. Payne consistently deals with public policy and compliance matters, experience he brings to the Board. In addition, Mr. Payne’s past and present directorship experience on the Boards of several public corporations includes service as a member of either the audit or finance committee at each of these companies, which is beneficial to the Board.

Mary Ellen Stanek. Age 55.

•       Robert W. Baird & Co. Incorporated – Managing Director and Director of Asset Management since 2000; Baird Advisors – Chief Investment Officer since 2000; Baird Funds, Inc. – President since 2000. Robert W. Baird & Co. provides wealth management, capital markets, private equity and asset management services to clients worldwide. Baird Advisors is an institutional fixed income investment advisor. Baird Funds, Inc. is a publicly registered investment company.

•       Director of Journal Communications Inc. (and its predecessor company) since 2002; and Trustee of The Northwestern Mutual Life Insurance Company since 2009.

•       Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since January 2012.

Ms. Stanek, who is a Chartered Financial Analyst, has over 30 years of investment management experience and is currently responsible for the development and portfolio management of all proprietary asset management services for Robert W. Baird & Co. Ms. Stanek also co-manages several fixed income mutual funds as well as a number of taxable and tax-exempt portfolios. In addition to her positions with Robert W. Baird & Co. set forth above, Ms. Stanek is also a director of Robert W. Baird, Baird Holding Company and Baird Financial Corp. Because of her career and experience, Ms. Stanek brings significant knowledge of, and financial expertise in, the financial markets to the Board and Finance Committee. In particular, Ms. Stanek’s focus on fixed income investments is valuable as WEC and its subsidiaries customarily issue debt securities as a means of raising capital. In addition, Ms. Stanek brings experience in dealing with insurance risk management issues through her service as a director of West Bend Mutual Insurance Company since 1999. Ms. Stanek’s past and present experience serving on the boards of numerous Milwaukee-area non-profit institutions provides her with a good understanding of the issues and challenges that impact the Milwaukee community.

COMMITTEES OF THE BOARD OF DIRECTORS

Members	Principal Responsibilities; Meetings
Audit and Oversight Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Patricia W. Chadwick Robert A. Cornog

•       Oversee the integrity of the financial statements.

•       Oversee management compliance with legal and regulatory requirements.

•       Review, approve and evaluate the independent auditors’ services.

•       Oversee the performance of the internal audit function and independent auditors.

•       Review the Company’s risk exposure in such areas as compliance, environmental, legal/litigation and ethical conduct.

•       Prepare the report required by the SEC for inclusion in the proxy statement.

•       Establish procedures for the submission of complaints and concerns regarding WEC’s accounting or auditing matters.

•       The Committee conducted six meetings in 2011.

Compensation John F. Bergstrom, Chair Ulice Payne, Jr. Frederick P. Stratton, Jr.

•       Identify through succession planning potential executive officers.

•       Provide a competitive, performance-based executive and director compensation program.

•       Set goals for the CEO, annually evaluate the CEO’s performance against such goals and determine compensation adjustments based on whether these goals have been achieved.

•       The Committee conducted six meetings in 2011, including one joint meeting with the Corporate Governance Committee, and executed four signed, written unanimous consents.

Corporate Governance Barbara L. Bowles, Chair Robert A. Cornog Curt S. Culver Frederick P. Stratton, Jr.

•       Establish and annually review the Corporate Governance Guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders.

•       Establish and annually review director candidate selection criteria.

•       Identify and recommend candidates to be named as nominees of the Board for election as directors.

•       Lead the Board in its annual review of the Board’s performance.

•       The Committee conducted three meetings in 2011, including one joint meeting with the Compensation Committee.

Finance Curt S. Culver, Chair Patricia W. Chadwick Ulice Payne, Jr. Mary Ellen Stanek Frederick P. Stratton, Jr.

•       Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.

•       Authorize the issuance of corporate debt within limits set by the Board.

•       Discuss policies with respect to risk assessment and risk management.

•       Review, approve and monitor the Company’s capital and operating budgets.

•       The Committee conducted three meetings in 2011.

The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Robert A. Cornog and Frederick P. Stratton, Jr. The Executive Committee did not meet in 2011.

In addition to the number of committee meetings listed in the preceding table, the Board met six times in 2011 and executed two signed, written unanimous consents. The average meeting attendance during the year was 93.7%. No director attended fewer than 83.3% of the total number of meetings of the Board and Board committees on which he or she served.

PROPOSAL 2: APPROVE THE AMENDMENTS TO THE COMPANY’S RESTATED

ARTICLES OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING

STANDARD FOR THE ELECTION OF DIRECTORS IN NON-CONTESTED ELECTIONS

At the Company’s 2011 Annual Meeting of Stockholders, the Company’s stockholders voted in favor of a proposal to have the Company initiate the process to allow for a majority voting standard for non-contested elections of directors. The Board of Directors agreed, if the stockholders approved the proposal, to have the Company initiate the process to amend its Restated Articles of Incorporation and Bylaws to adopt a majority voting standard for non-contested elections of directors.

Under the Wisconsin Business Corporation Law, unless otherwise provided in a company’s articles of incorporation, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting. In this context, “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election. The Company’s Restated Articles of Incorporation are currently silent as to the voting standard for election of directors. Therefore, implementing a majority voting standard for non-contested elections of directors requires the Board of Directors to adopt, and the stockholders to approve, the amendments to the Company’s Restated Articles of Incorporation described below.

Proposed Amendments

In order to implement a majority voting standard for the election of directors in non-contested elections, the Board of Directors has adopted, subject to stockholder approval of this proposal and the proposal to amend the Company’s Bylaws set forth under Proposal 3, an amendment to the Company’s Restated Articles of Incorporation to change the voting standard. If both proposals are approved, the heading of Article IV of the Company’s Restated Articles of Incorporation will be restated as “ARTICLE IV. BOARD OF DIRECTORS” from “ARTICLE IV. NUMBER OF DIRECTORS”, and a new paragraph will be added to Article IV that reads as follows:

“In a non-contested election (as determined in accordance with the corporation’s Bylaws), directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a stockholders meeting at which a quorum is present. In a contested election, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a stockholders meeting at which a quorum is present. The stockholders of the corporation are hereby authorized to adopt or amend a bylaw of the corporation that fixes the foregoing standard.”

Implementation of the majority voting standard will require that the Company’s stockholders approve this proposal, as well as the proposal to amend the Company’s Bylaws. If both proposals are approved, these amendments will become effective upon the filing of articles of amendment of the Company’s Restated Articles of Incorporation with the Wisconsin Department of Financial Institutions. The Company intends to make such a filing promptly after the Meeting. If either of the proposals is not approved, no amendments will be made to the Restated Articles of Incorporation or to the Bylaws, and the existing plurality voting standard will remain in place.

Required Vote

Approval of this proposal to amend the Company’s Restated Articles of Incorporation requires the affirmative vote of a majority of all shares entitled to vote on the proposal. Abstentions and broker non-votes will have the effect of votes against this proposal.

The Board of Directors recommends that you vote “FOR”

approval of the amendments to the Company’s Restated Articles of Incorporation.

PROPOSAL 3: APPROVE THE AMENDMENTS TO THE COMPANY’S BYLAWS TO

IMPLEMENT A MAJORITY VOTING STANDARD FOR THE

ELECTION OF DIRECTORS IN NON-CONTESTED ELECTIONS

As described under Proposal 2 above, in response to a proposal approved by the stockholders at the Company’s 2011 Annual Meeting of Stockholders, the Company’s Board of Directors agreed to initiate the process to amend the Company’s Restated Articles of Incorporation and Bylaws to provide that director nominees in a non-contested election shall be elected by the affirmative vote of the majority of votes cast in that election of directors.

Section 2.03 of the Company’s Bylaws currently provides that directors are to be elected by a plurality of the votes cast by the shares entitled to vote in the election at a stockholder meeting at which a quorum is present, meaning that the individuals with the largest number of votes in favor of their election are elected as directors up to the maximum number of directors to be chosen at the election. In addition, the Wisconsin Business Corporation Law contains a “holdover” provision providing that a director shall continue to serve, except in limited circumstances, until his or her successor is elected and, if necessary, qualifies, or until there is a decrease in the number of directors. Furthermore, Section 11.02 of the Company’s Bylaws provides that a Bylaw that fixes a greater voting requirement for stockholders than is otherwise provided in the Wisconsin Business Corporation Law may not be adopted, amended or repealed by the Board of Directors.

Therefore, implementation of an effective majority voting standard for director nominees in non-contested elections requires that the stockholders approve the amendments to the Company’s Bylaws described below.

Proposed Amendments

To implement the majority voting standard, Section 2.03 of the Company’s Bylaws will be amended in its entirety to read as follows:

“2.03. Election and Tenure. Unless action is taken without a meeting under these Bylaws, in a non-contested election, directors shall be elected by a ~~plurality~~majority of the votes cast by the shares entitled to vote in the election at a stockholders meeting at which a quorum is present. For purposes of this Bylaw, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include votes “for” and “against” that director’s election in each case and direction to withhold authority in each case, and exclude abstentions and broker non-votes with respect to that director’s election.

In a contested election, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a stockholders meeting at which a quorum is present. An election shall be considered contested if, as of the last day on which a stockholder may propose the nomination of a director for election in such election pursuant to these Bylaws, there are more nominees than positions on the Board of Directors to be filled by election at the meeting. Each director shall hold office until the next annual meeting of stockholders ~~and until such director’s successor has been elected~~, or until such director’s prior death, resignation or removal. A director may resign at any time by filing a written resignation with the Corporate Secretary of the corporation.

In the event that an incumbent director fails to receive a majority of the votes cast in a non-contested election, such director shall promptly tender his or her resignation to the Board of Directors. The Corporate Governance Committee of the Board of Directors (or other committee of the Board of Directors performing a similar function) shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation within 90 days from the date of certification of the results of the election. The director who has tendered his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee’s or the Board of Directors’ deliberations or decision with respect to the tendered resignation.”

Implementation of the majority voting standard will require that the Company’s stockholders approve this proposal, as well as the proposal to amend the Company’s Restated Articles of Incorporation. If both proposals are approved, these amendments will become effective upon the filing of articles of amendment of the Company’s Restated Articles of Incorporation with the Wisconsin Department of Financial Institutions. If either of the proposals is not approved, no amendments will be made to the Restated Articles of Incorporation or to the Bylaws, and the existing plurality voting standard will remain in place.

Required Vote

Approval of this proposal to amend the Company’s Bylaws requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends that you vote “FOR” approval of the amendments to the Company’s Bylaws.

PROPOSAL 4: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2012

The Audit and Oversight Committee of the Board of Directors has sole authority to select, evaluate and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012. The Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the selection.

Deloitte & Touche LLP also served as the independent auditors for the Company for the last ten fiscal years beginning with the fiscal year ended December 31, 2002.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them.

The Board of Directors recommends that you vote “FOR”

the ratification of Deloitte & Touche LLP as independent auditors for 2012.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax and other services of the independent auditors. The Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit a description of services anticipated to be rendered for the Committee to approve. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Committee specifically provides for a different period. A fee level will be established for all permissible non-audit services. Any proposed non-audit services exceeding this level will require additional approval by the Committee.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Committee Chair is required to report any pre-approval decisions at the next scheduled Committee meeting. Under the pre-approval policy, the Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board to be performed by the Company’s independent auditors. These services include bookkeeping or other services related to the accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, services provided for a contingent fee or commission and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the chair of the Audit and Oversight Committee or to an immediate family member of these individuals, including spouses, spousal equivalents and dependents.

Fee Table. The following table shows the fees, all of which were pre-approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2011 and 2010 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2011	2010
Audit Fees (1)	$1,702,600	$1,684,795
Audit-Related Fees (2)	—	—
Tax Fees (3)	9,400	48,616
All Other Fees (4)	4,668	10,085

Total	$1,716,668	$1,743,496

(1)

Audit Fees consist of fees for professional services rendered in connection with the audits of (1) the annual financial statements of the Company and its subsidiaries, and (2) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services normally include consultations regarding implementation of accounting standards.

(3)	Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice.

(4)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP.

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of Directors of Wisconsin Energy Corporation. In addition, the Committee oversees compliance with legal and regulatory requirements. The Committee operates under a written charter approved by the Board of Directors, which can be found in the “Governance” section of the Company’s Website at www.wisconsinenergy.com.

The Committee is also responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function. The Committee selected Deloitte & Touche LLP to remain as the Company’s independent auditors for 2012, subject to stockholder ratification.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The Committee held six meetings during 2011. Meetings are designed to facilitate and encourage open communication among the members of the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws. We reviewed the financial statements and the system of internal controls with the Company’s independent auditors, both with and without management present, and we discussed with Deloitte & Touche LLP matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Committee concerning independence. The Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and filed with the Securities and Exchange Commission.

Respectfully submitted to Wisconsin Energy Corporation stockholders by the Audit and Oversight Committee of the Board of Directors.

Thomas J. Fischer, Committee Chair
John F. Bergstrom
Barbara L. Bowles
Patricia W. Chadwick
Robert A. Cornog

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board of Directors, the elements of our executive compensation program, the purposes and objectives of these elements and the manner in which we established the compensation of our named executive officers for fiscal year 2011.

References to “we”, “us”, “our” and “WEC” in this discussion and analysis mean Wisconsin Energy Corporation and its management, as applicable.

Executive Summary. The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s long-term and short-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk and generally, the value will only be realized upon strong corporate performance.

Economic conditions and the operating and regulatory environments in which we do business once again proved challenging in 2011. Despite these challenges, WEC delivered outstanding stockholder returns. Accounting for the two-for-one stock split of WEC’s common stock in March 2011, WEC achieved record earnings of $2.18 per share for 2011 and traded at an all-time high of $35.38 on December 30, 2011. In addition to the two-for-one stock split, WEC increased its quarterly dividend rate to $0.30 per share from $0.26 per share effective with the first quarter 2012 dividend payment. WEC has consistently outperformed the peer group used in connection with the performance units, described below, and the S&P 500, and 2011 was no exception. For 2011, WEC’s total stockholder return outperformed all of the major indices including the S&P 500 Electric Utility Index, Dow Jones Utility Index, Philadelphia Utility Index, Dow Jones Industrial Index, S&P 500 and NASDAQ.

We generally compensate our named executive officers through a mix of compensation elements, which primarily include:

•	annual base salary;

•	annual cash incentive compensation (based principally on earnings per share) and short-term dividend equivalents;

•	long-term incentive compensation through a mix of: (1) stock options; (2) restricted stock; and (3) performance units; and

•	retirement programs.

With respect to each of these elements, we analyze market data provided by Towers Watson, a compensation consulting firm retained by management, to help determine the appropriate levels of compensation for each named executive officer. This Compensation Discussion and Analysis contains a more detailed discussion of each of these elements and the extent to which we analyzed market data in establishing each individual element in 2011.

Specifically, for 2011:

•

after being frozen for two consecutive years at 2008 levels due to general economic conditions, and in light of the Company’s financial and operational performance over the past several years, base salaries were increased;

•	the annual cash incentive award represented 210% of the target award as a result of the Company’s strong achievement against all performance measures;

•	the short-term dividend equivalents vested because WEC achieved the 2011 performance target for earnings from continuing operations;

•

the long-term incentive awards consisted of 80% performance units, 10% stock options and 10% restricted stock, resulting in a significant part of the long-term award being tied to Company performance and shareholder value over a multi-year period;

•

total stockholder return for the three-year performance period ended December 31, 2011 was at the 76th percentile of the peer group established by the Compensation Committee, resulting in the performance units granted in 2009 vesting at a level of 128.3%; and

•

the stock ownership guidelines were revised to increase the minimum amount of WEC common stock executive officers are required to hold, and to eliminate the recognition of vested and unexercised stock options when evaluating stock ownership levels.

With the changes to the stock ownership guidelines, which we believe further align management’s interests with those of our stockholders, our policies regarding stock ownership now include:

•

stock ownership guidelines that require executive officers to acquire, generally within five years of appointment as an executive officer, and hold Company common stock having a minimum fair market value ranging from 250% to 400%, rather than 150% to 300%, of base salary; and

•	a no-hedging policy that prohibits directors, officers and employees from hedging the economic interest in the WEC shares they hold.

To the extent feasible, we believe it is important that the Company’s compensation program not dilute the interests of current stockholders. Therefore, we currently use open market purchases rather than new issue or treasury shares to satisfy our benefit plan obligations, including the exercise and vesting of stock options and restricted stock, respectively.

At the 2011 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our named executive officers with 92.3% of the votes cast. After considering this substantial level of approval as well as the Company’s strong financial and operational performance over the past several years, the Compensation Committee determined that the executive compensation program was working as intended and did not make any other significant changes to the program for 2011.

Compensation Committee. The Compensation Committee of our Board of Directors is responsible for making decisions regarding compensation for executive officers of WEC and its principal subsidiaries and for developing our executive compensation philosophy. The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the principal responsibilities of the Compensation Committee. The Compensation Committee also approves the compensation of each of our other executive officers and recommends the compensation of our Board of Directors, with input from the Corporate Governance Committee, for approval by the Board. In addition, the Compensation Committee administers our long-term incentive compensation programs, including the 1993 Omnibus Stock Incentive Plan, amended and restated effective May 5, 2011, and the Wisconsin Energy Corporation Performance Unit Plan, as amended, which are discussed further below.

The Compensation Committee is comprised solely of directors who are “independent directors” under our corporate governance guidelines and the rules of the New York Stock Exchange. No member of the Compensation Committee is a current or former employee of WEC or its subsidiaries.

Competitive Data. As a general matter, we believe the labor market for WEC executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, we consider the market data obtained from Towers Watson. For 2011, Towers Watson provided us with compensation data from its 2011 Executive Compensation Data Bank, which contains information obtained from 411 companies of varying sizes in a wide range of businesses throughout general industry, including information from 108 companies within the “energy services” industry (i.e., companies with regulated and/or unregulated utility operations and independent power producers).

For purposes of determining the 2011 compensation of Messrs. Klappa, Leverett and Fleming, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company (revenues of $3 billion to $6 billion) in general industry based on our analysis of the Towers Watson survey data. With respect to Mr. Kuester, given the nature of his position at the time as principal executive officer of our electric utility generation operations, we considered the average of (1) the median level for an individual serving as the top generation officer of a company comparable in size to We Energies (revenues of $3 billion to $6 billion) in the energy services industry and (2) the median level for the chief executive officer in general industry in a business comparable in size to the generation operations of Wisconsin Energy. With respect to Ms. Rappé, given the scope of her responsibilities as Chief Administrative Officer of the Company, we considered the average of (1) the median level for an individual serving as the top administrative officer of a company comparable in size to We Energies in the energy services industry and (2) the median level for the top administrative officer in general industry in a business comparable in size to Wisconsin Energy.

When the Compensation Committee made its initial decisions regarding executive compensation for 2011, Mr. Leverett was Chief Financial Officer of WEC and Mr. Kuester was the principal executive officer of our electric utility generation operations. Subsequently, on March 1, 2011, Messrs. Leverett and Kuester exchanged roles. The market median for Mr. Leverett was based upon his position as Chief Financial Officer, and the market median for Mr. Kuester was based upon his role as the principal executive officer of our generation operations.

Our comparison of each element of compensation with the appropriate market data when setting the compensation levels of our named executive officers drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

Annual Base Salary. The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

In determining the annual base salaries to be paid to our named executive officers, we generally target base salaries to be within 10% of the market median for each named executive officer. However, the Compensation Committee may, in its discretion, adjust base salaries outside of this 10% band when the Committee deems it appropriate. The extent to which the Committee exercised discretion in establishing 2011 base salaries is set forth below.

Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility and contribution to the results of the Company’s operations. At the beginning of each year, Mr. Klappa develops a list of goals for WEC and its employees to achieve during the upcoming year. At the end of the year, Mr. Klappa measures the performance of the Company against each stated goal and provides a report to the Board of Directors. The Compensation Committee then takes the Company’s performance into consideration when establishing Mr. Klappa’s compensation for the upcoming year. Mr. Klappa undertakes a similar process with the named executive officers, who develop individual goals related to the achievement of the Company’s goals developed by Mr. Klappa. At the end of the year, each officer’s performance is measured against these goals. Compensation recommendations and determinations for the upcoming year for each executive officer take into consideration the level of such performance.

After freezing all officers’, including the named executive officers’, base salaries for two consecutive years at 2008 levels, and in light of the Company’s strong financial and operational performance over the past several years, the Compensation Committee increased base salaries in 2011.

With respect to Mr. Klappa, based on the factors described above and the results of the Board’s annual CEO evaluation, the Compensation Committee approved an annual base salary of $1,174,168, which represented an increase of approximately 4%. The Compensation Committee recognized that Mr. Klappa’s eight years of service as CEO were longer than many of those in the traditional market median used. Therefore, in order to calibrate the effect on base salaries of longer service in the CEO position, the Compensation Committee also reviewed data from utility companies in the Fortune 500 with a particular focus on the 20 most valuable electric utility companies by market capitalization, including WEC. The data indicated a distinction in the median salary for those CEOs who had served in their positions for more than 5 years. In order to appropriately recognize this differential, the Compensation Committee increased the market median for Mr. Klappa by 5% and adjusted the target range accordingly. Mr. Klappa’s 2011 annual base salary was less than 1% above this range.

The 20 most valuable electric utility companies by market capitalization(1) were:

• AES Corp.	• DTE Energy Co.	• FirstEnergy Corp.	• Public Service Enterprise Group
• Ameren Corporation(2)	• Duke Energy Corp.	• NextEra Energy	• Sempra Energy
• American Electric Power Co.	• Edison International	• PG&E Corp.	• Southern Co.
• Consolidated Edison	• Entergy Corp.	• PPL Corp.	• Wisconsin Energy Corp.
• Dominion Resources	• Exelon Corp.	• Progress Energy	• Xcel Energy

(1)	As determined by publicly available data.
(2)	Although Ameren Corporation is in the list of the top 20 utilities, it was excluded from the analysis of such utilities as its CEO had been in the position for less than 18 months, which the Committee did not believe was sufficient tenure.

With respect to each other named executive officer, Mr. Klappa recommended an annual base salary to the Compensation Committee based upon a review of the market compensation data provided by Towers Watson and the factors described above. The Compensation Committee approved Mr. Klappa’s recommendations, which represented an increase in base salary of approximately 4% for Messrs. Kuester, Leverett and Fleming, and Ms. Rappé. The annual base salaries of Mr. Fleming and Ms. Rappé were within 10% of the appropriate market median.

The Compensation Committee recognized that Mr. Kuester had eight years of service with the Company. Therefore, because the median range for Mr. Kuester is based, in part, on CEO compensation in general industry, the Compensation Committee undertook an analysis for Mr. Kuester similar to the one they performed for Mr. Klappa. In order to appropriately recognize the differential in median salaries of CEOs with more than 5 years of tenure, the Compensation Committee also increased the market median for Mr. Kuester by 5% and adjusted the target range accordingly. Mr. Kuester’s 2011 annual base salary fell within this range. Mr. Kuester’s 2011 base salary was not adjusted when he assumed the role of Chief Financial Officer of the Company. We requested Mr. Kuester to exchange roles with Mr. Leverett as part of our management succession planning, and the Compensation Committee determined it would not be appropriate to reduce his salary or change the method by which it is adjusted in future years.

The annual base salary of Mr. Leverett, approved when he was Chief Financial Officer of the Company, was 11.3% above the target range for that position. We believe that Mr. Leverett’s responsibilities and contributions as Chief Financial Officer varied widely from those of his counterparts within general industry, and thus, additional compensation was warranted. In addition to the normal responsibilities of a principal financial officer, as Chief Financial Officer Mr. Leverett assisted in the development of a comprehensive corporate strategy (with a focus on all Company operations and affairs, not just finance), executed corporate divestitures and oversaw the Company’s investment in the American Transmission Company, which currently represents nearly 7.5% of WEC’s consolidated earnings. In recognition of his significant responsibilities and contributions to the strategic direction of the Company beyond those of a typical principal financial officer, the Compensation Committee approved a higher level of base salary. Mr. Leverett’s 2011 base salary was not adjusted when he assumed the role of principal executive officer of our generation operations.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation through our Short-Term Performance Plan (STPP). The STPP provides for annual cash awards to named executive officers based upon the achievement of pre-established stockholder, customer and employee focused objectives. All payments under the plan are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder and customer value, as well as individual contributions to successful operations.

2011 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our named executive officers. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Kuester and Leverett, and Ms. Rappé, has an employment agreement with WEC that specifies a minimum target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. Under the terms of these employment agreements, the target award may not be adjusted below these minimum levels unless the Board of Directors or Compensation Committee takes action resulting in the lowering of target awards for the entire senior executive group. The target levels contained in the employment agreements were negotiated and, we believe, consistent with market practice at the time the agreements were entered into. Market data continues to support these target levels and indicates that such levels reflect median incentive compensation practices for similar officers in similarly sized companies in general industry.

For 2011, the Compensation Committee approved the target awards under the STPP for each named executive officer set forth below. The targets are unchanged from previous years and are the same as those set forth in their employment agreements.

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Klappa	100%
Mr. Kuester	80%
Mr. Leverett	80%
Mr. Fleming	70%
Ms. Rappé	60%

For 2011, the possible payout for any named executive officer ranged from 0% of the target award to 210% of the target award, based on performance.

2011 Performance Goals. The Compensation Committee adopted the 2011 STPP with a continued principal focus on financial results. In December 2010, the Compensation Committee approved WEC earnings per share from continuing operations as the primary performance measure to be used in 2011. We believe earnings per share from continuing operations is a key indicator of financial strength and performance and is recognized as such by the investment community. Prior to 2011, we also included cash flow as a primary performance measure for the STPP. However, as we indicated in our discussion last year, with our approximately $2.6 billion Power the Future plan coming to conclusion in January 2011, the Compensation Committee determined that cash flow was no longer as relevant a performance measure going forward as it had been during construction of the four new generating units. In January 2011, the Compensation Committee approved threshold level, target level, above target level and maximum payout level performance goals under the STPP for WEC’s earnings per share from continuing operations. If the threshold level, target level, above target level or maximum payout level performance goal was achieved, officers participating in the STPP could receive 50%, 100%, 125% or 200%, respectively, of the target award. If the Company’s performance falls between these payout levels, the vesting percentage is determined by interpolating on a straight line basis the appropriate vesting percentage.

After accounting for the 2-for-1 stock split on March 1, 2011, the Compensation Committee established the earnings per share from continuing operations goals for 2011 at a threshold level goal of $2.05 per share, a target level goal of $2.08 per share, an above target level goal of $2.09 per share and a maximum payout level goal of $2.10 per share. In addition, the Compensation Committee determined that if earnings per share from continuing operations were either $2.03 or $2.04, officers would receive an award determined by interpolating on a straight line basis the appropriate vesting percentage. Earnings per share of $2.02 or below would result in no payout. Similar to 2010, the Compensation Committee felt that even if WEC did not achieve what would normally be the threshold level goal for earnings per share, the stockholders would still be provided with significant value if WEC earned at least $2.03 per share from continuing operations, and therefore, the officers should earn some incentive award.

To arrive at the 2011 earnings per share performance levels, the Compensation Committee evaluated the estimated earnings per share five-year compound annual growth rates for the year ended 2011 for the companies included in the peer group established for purposes of the performance units, discussed below under “2011 Performance Units”. The estimated growth rates were obtained from Thomson Reuters First Call. The survey data indicated that earnings per share growth of 6.0% to 6.5% in 2011 would have been needed to obtain top quartile earnings growth. The Committee then considered WEC’s guidance range at that time for earnings per share growth in 2011, which was 6.8% to 9.4% over the earnings per share in 2010 of $1.92. Earnings per share in 2010 were actually $3.84 which, adjusting for the two-for-one stock split, was restated as $1.92. This expected growth was being driven primarily by the commencement of commercial operation of Unit 2 at the Oak Creek expansion in January 2011. After evaluating the data, the Compensation Committee determined that using the Company’s 2011 guidance range to set performance level goals would be most appropriate, as using the survey data would have set performance targets unreasonably low and would not account for the earnings growth expected from the commercial operation of Unit 2. As a result, the Compensation Committee set the lower level of the guidance range ($2.05 per share) as the threshold level goal, the mid-point of the range (rounded up to $2.08 per share) as the target level goal and $2.09 per share as the above target level goal. The Compensation Committee set the maximum payout level goal at $2.10 per share, the high end of the guidance range.

Similar to prior years, in December 2010 and January 2011, the Compensation Committee also approved operational performance measures and targets under the annual incentive plan. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon the Company’s performance in the operational areas of customer satisfaction (5% weight), supplier and workforce diversity (2.5%) and safety (2.5%). Although the Compensation Committee believes the achievement of financial performance goals are necessary, it also recognizes the importance of strong operational results to the success of the Company.

In addition to applying these financial and operational factors, the Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate.

2011 Performance Under the STPP. In January 2012, the Compensation Committee reviewed our actual performance for 2011 against the financial and operational performance goals established under the STPP, subject to final audit. In 2011, the Company’s financial performance satisfied the maximum payout level established for earnings per share from continuing operations. In 2011, our earnings per share from continuing operations were $2.18.

By satisfying the maximum payout level with respect to earnings per share from continuing operations, the named executive officers earned 200% of the target award from the financial goal component of the STPP.

With respect to operational goals in 2011, our performance generated a 10% increase to the compensation awarded under the STPP, as detailed below. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with the Company during the year, which measured (1) our customers’ satisfaction with the Company in general and (2) our customers’ satisfaction with respect to their particular interactions with the Company. In 2011, the Company exceeded target levels related to both measures leading to a 5.0% increase in the award. With respect to safety measures, the Company exceeded the target levels for both Occupational Safety and Health Administration (OSHA) recordable injuries and lost-time injuries leading to a 2.5% increase in the STPP award. The Company exceeded target level performance with respect to both supplier and workforce diversity, resulting in an increase in the STPP award of 2.5% for 2011.

The Compensation Committee did not factor individual contributions into determining the amount of the awards for the named executive officers. Because the Company’s performance against the financial and operational goals resulted in significant STPP awards in 2011, the Compensation Committee determined that no further adjustments based upon individual contributions were appropriate.

Based on the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $2,465,753 for 2011. This represented 210% of his annual base salary. Messrs. Kuester, Leverett and Fleming, and Ms. Rappé, received annual cash incentive compensation for 2011 under the STPP equal to 168%, 168%, 147% and 126% of their respective annual base salaries, representing 210% of the target award for each officer.

The Compensation Committee also considered other significant accomplishments of the Company in 2011. These included:

•	Financial performance

•	Declared a two-for-one stock split effective March 1, 2011.

•	Increased the dividend by almost 30% effective with the first quarter payment in 2011.

•	Reported the highest earnings per share in Company history.

•	Maintained strong, investment grade credit ratings.

•	WEC common stock share price increased by 18.8% during 2011.

•	Adjusting for the two-for-one stock split, WEC common stock traded at an all-time high of $35.38 per share on December 30, 2011.

•	Operational excellence

•	Named the most reliable utility in the Midwest for the seventh time in the past 10 years.

•	Completed the Company’s Power the Future plan with the commercial operation of Unit 2 at the Oak Creek expansion in January 2011.

•	Completed Glacier Hills Wind Park, Wisconsin’s largest wind farm, in December 2011.

•

Continued improvements in customer satisfaction based on customer surveys. Data from 2011 indicated that the Company achieved its best customer satisfaction ratings since the merger of Wisconsin Electric and Wisconsin Gas in 2000.

•	Achieved the best overall safety results in Company history.

•	Named one of the 100 best corporate citizens in the United States by Corporate Responsibility magazine for the fourth consecutive year.

In view of the financial and operational accomplishments and the accomplishments listed above, the Compensation Committee determined that the awards under the STPP were appropriate in relation to our 2011 performance without any further adjustment.

Short-Term Dividend Equivalents. Under the STPP, certain officers, including the named executive officers, and employees are eligible to receive dividend equivalents in an amount equal to the number of performance units at the target 100% rate held by each such officer and employee on the dividend declaration date multiplied by the amount of cash dividends paid by Wisconsin Energy on a share of its common stock on such date. The short-term dividend equivalents vest at the end of each year only if Wisconsin Energy achieves the performance target or targets for that year established by the Compensation Committee in the same manner as the performance targets are established under the STPP for the annual incentive awards. For 2011, the Compensation Committee determined that the short-term dividend equivalents would be dependent upon Wisconsin Energy’s performance against a target for earnings from continuing operations. The Compensation Committee established $2.08 per share from continuing operations, approximately the mid-point of our earnings guidance, as the target, and the Company achieved $2.18 per share.

Long-Term Incentive Compensation. The Compensation Committee administers our 1993 Omnibus Stock Incentive Plan, amended and restated effective May 5, 2011, which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights and restricted stock. The Compensation Committee also administers the Wisconsin Energy Corporation Performance Unit Plan, under which the Committee may award performance units. The Compensation Committee primarily uses (1) performance units, (2) stock options and (3) restricted stock to deliver long-term incentive opportunities.

Each year, the Compensation Committee makes annual grants of performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Under the terms of the performance units, payouts are based on the Company’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period. The performance units are settled in cash.

Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with the market data. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.

Aggregate 2011 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each named executive officer in 2011, we analyzed the market compensation data included in the Towers Watson survey. For Messrs. Klappa and Fleming, and Ms. Rappé, we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied each annual base salary by the applicable market ratio to determine the value of long-term incentive awards to be granted. For both Messrs. Kuester and Leverett, we established the same target level of long-term incentive compensation using the average of the results obtained for each officer. We wanted to establish parity in long-term incentive opportunity between the heads of the financial and key operational areas of the Company because of the critical role each plays in executing the Company’s long-term strategy. This target value of long-term incentive compensation for each named executive officer was presented to and approved by the Compensation Committee.

For 2011, the Compensation Committee approved a long-term incentive award consisting of 80% performance units, 10% stock options and 10% restricted stock. This allocation is the same as in 2010. The Compensation Committee believes that the long-term award must be tied to Company performance and shareholder value, and that performance units are an effective tool to achieve this goal. Performance Units also better reflect the value to WEC’s stockholders of the continued increase in the Company’s annual dividend.

2011 Stock Option Grants. In December 2010, the Compensation Committee approved the grant of stock options to each of our named executive officers and established an overall pool of options that were granted to approximately 120 other employees. These option grants were made effective January 3, 2011, the first trading day of 2011. The options were granted with an exercise price equal to the average of the high and low prices reported on the New York Stock Exchange for shares of WEC common stock on the grant date. The options were granted in accordance with our standard practice of making annual stock option grants effective on the first trading day of each year, and the timing of the grants was not tied to the timing of any release of material information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment. See “Potential Payments upon Termination or Change in Control” under “Executive Officers’ Compensation” for additional information.

For purposes of determining the appropriate number of options to grant to a particular named executive officer, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation primarily because the market information we review from Towers Watson calculates the value of option awards on this basis. The following table provides the number of options granted to each named executive officer in 2011, adjusted to account for the two-for-one stock split.

Executive Officer	Options Granted
Mr. Klappa	122,610
Mr. Kuester	56,540
Mr. Leverett	56,540
Mr. Fleming	19,870
Ms. Rappé	16,520

For financial reporting purposes, the stock options granted in 2011 had a grant date fair value of $2.79 per option for Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, and a grant date fair value of $3.91 for Mr. Leverett. Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, are considered to be “retirement eligible.” Therefore, their options are presumed to have a shorter expected life, which results in a lower option value.

2011 Restricted Stock Awards. In December 2010, the Compensation Committee also approved the grant of restricted stock to each of our named executive officers and established an overall pool of restricted stock that was granted to approximately 120 other employees. These grants were also made effective January 3, 2011. The restricted stock vests in three equal annual installments beginning on January 3, 2012. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” under “Executive Officers’ Compensation” for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The named executive officers have the right to vote the restricted stock and to receive cash dividends at the same time that the Company declares and pays a dividend to its stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular named executive officer, the Compensation Committee used a value of $29.489 per share, adjusted to account for the two-for-one stock split. This value was based on the volume weighted stock price of WEC’s common stock for the ten trading days beginning on December 6, 2010 and ending on December 17, 2010. The Compensation Committee uses the volume weighted stock price in order to minimize the impact of day to day volatility in the stock market. The measurement period is customarily mid- to late December to shorten the timeframe between the time the calculation of the awards is made and the actual grant date. The following table provides the number of shares of restricted stock granted to each named executive officer in 2011, adjusted to account for the two-for-one stock split.

Executive Officer	Restricted Stock Granted
Mr. Klappa	14,574
Mr. Kuester	6,720
Mr. Leverett	6,720
Mr. Fleming	2,364
Ms. Rappé	1,968

2011 Performance Units. In 2011, the Compensation Committee granted performance units to each of our named executive officers and approved a pool of performance units that were granted to approximately 120 other employees. With respect to the 2011 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2013, as compared to the total stockholder return of the custom peer group of companies described below. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.

In addition to Wisconsin Energy Corporation, the peer group used for purposes of the performance units was comprised of: Allegheny Energy, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; Consolidated Edison, Inc.; DTE Energy Company; Duke Energy Corp.; FirstEnergy Corp.; Great Plains Energy; Integrys Energy Group, Inc.; NiSource Inc.; Northeast Utilities; Nstar; NV Energy, Inc.; OGE Energy Corp.; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; Portland General; Progress Energy Inc.; SCANA Corporation; Sempra Energy; The Southern Company; Westar Energy, Inc.; and Xcel Energy Inc. This peer group was chosen because we believe these companies are similar to WEC in terms of business model and long-term strategies, with a focus on regulated utility operations rather than a non-regulated business model.

Beginning in 2012 with the grant of performance units on January 3, 2012, we replaced Allegheny Energy with CMS Energy Corporation in the custom peer group as FirstEnergy acquired Allegheny Energy effective February 25, 2011, and FirstEnergy is already part of the peer group. We believe CMS Energy is similar to WEC in terms of business model and long-term strategy, and therefore, is an appropriate addition to the custom peer group.

The required percentile ranking for total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a named executive officer’s cessation of employment with WEC prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of WEC while the named executive officer is employed by WEC. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the named executive officer by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular named executive officer, the Compensation Committee used a value of $29.489 per unit, the same value used for the restricted stock. The following table provides the number of units granted to each named executive officer at the 100% target level, adjusted to account for the two-for-one stock split.

Executive Officer	Performance Units Granted
Mr. Klappa	116,580
Mr. Kuester	53,760
Mr. Leverett	53,760
Mr. Fleming	18,890
Ms. Rappé	15,710

2011 Payouts Under Previously Granted Long-Term Incentive Awards. In 2009, the Compensation Committee granted performance unit awards to participants in the plan, including the named executive officers. The terms of the performance units granted in 2009 were substantially similar to those of the performance units granted in 2011 described above, and the required performance percentile ranks and related vesting schedule were identical to that of the 2011 units.

Payouts under the 2009 performance units were based on our total stockholder return for the three-year performance period ended December 31, 2011 against the same group of peer companies used for the 2011 performance unit awards.

For the three-year performance period ended December 31, 2011, our total stockholder return was at the 76th percentile of the peer group, resulting in the performance units vesting at a level of 128.3%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($34.96) on December 30, 2011, the last trading day of the performance period. The actual payout to each named executive officer is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2011” table. This table also reflects amounts realized by the named executive officers in connection with the exercise in 2011 of any vested stock options and the amounts realized by the named executive officers in connection with the vesting of previously granted restricted stock. For information on other outstanding equity awards held by our named executive officers at December 31, 2011, please refer to the table entitled “Outstanding Equity Awards at Fiscal Year-End 2011”.

Stock Ownership Guidelines. The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the named executive officers. Accordingly, the Compensation Committee has implemented stock ownership guidelines for officers of the Company which, as discussed under the Executive Summary above, were revised in July 2011. These guidelines, as amended, provide that each executive officer, including the named executive officers, should, over time (generally within five years of appointment as an executive officer), acquire and hold Company common stock having a minimum fair market value ranging from 250% to 400% of base salary. In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC phantom stock units held in the Executive Deferred Compensation Plan; WEC stock held in the 401(k) plan; performance units at target; and shares held by a brokerage account, jointly with an immediate family member or in a trust. Prior to the July 2011 revisions to the stock ownership guidelines, vested stock options were also included when evaluating progress towards compliance with the guidelines. Market data indicated that including vested and unexercised options in this calculation was no longer a common market practice. Therefore, the Compensation Committee revised the guidelines to eliminate recognition of such holdings when evaluating stock ownership.

The Compensation Committee periodically reviews whether executive officers are in compliance with these guidelines. The last review was completed in July 2011 under the old ownership guidelines, which required executive officers to own WEC common stock having a minimum fair market value ranging from 150% to 300% of base salary. The Compensation Committee determined that all of the named executive officers satisfied these guidelines. The Compensation Committee intends to conduct a review of executive officers’ compliance with the revised stock ownership guidelines in 2012.

Policy Regarding Hedging the Economic Risk of Stock Ownership. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Therefore, we have a policy under which directors, officers and employees, including the named executive officers, are prohibited from engaging in any such transactions.

Retirement Programs. We also maintain retirement plans in which our named executive officers participate: a defined benefit pension plan of the cash balance type, two supplemental executive retirement plans and individual letter agreements with each of the named executive officers. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the named executive officers. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2011” and “Retirement Plans” later in this proxy statement.

Other Benefits, Including Perquisites. The Company provides its executive officers, including the named executive officers, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, payment of the cost of a mandatory physical exam that the Board requires annually, limited spousal travel for business purposes and the cost of a residential security system. The Company also pays periodic dues and fees for club memberships for certain of the named executive officers and other designated officers. In addition, executive officers receive tax gross-ups to reimburse the officer for certain tax liabilities related to perquisites. For a more detailed discussion of perquisites made available to our named executive officers, please refer to the notes following the Summary Compensation Table.

We periodically review market data regarding executive perquisite practices. We reviewed a survey conducted by The Ayco Company, L.P., a financial services firm (“AYCO”), in 2011 of 349 companies throughout general industry. Based upon this review, we believe that the perquisites we provide to our executive officers are generally market competitive. As part of this review in July 2011, the Compensation Committee reviewed the Company’s practice of providing its executive officers with tax gross-ups on perquisites. The Committee agreed that those officers who were employed by the Company as of July 2011 would continue to receive tax gross-ups, but determined that the Company would not provide tax gross-ups to new executives.

We reimburse those executives who are still eligible for gross-ups for taxes paid on income attributable to the financial planning benefits provided to our executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of our preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser. We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer relationships. Officers, including the named executive officers, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the Summary Compensation Table. We do not permit personal use of the airplane in which the Company owns a partial interest. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of our executive officers participates in a death benefit only plan. Under the terms of the plan, upon an executive officer’s death while employed by the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary at the time of death.

Severance Benefits and Change in Control. Competitive practices dictate that companies provide reasonable severance benefits to employees. In addition, we believe it is important to provide protections to the named executive officers in connection with a change in control of WEC. Our belief is that the interests of stockholders will be best served if the interests of the named executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, any reluctance of management to pursue potential change in control transactions that may be in the best interests of stockholders.

Each of Messrs. Klappa, Kuester, Leverett, and Fleming, and Ms. Rappé, has an employment agreement with the Company, which includes change in control and severance provisions. Under the terms of these agreements, the applicable named executive officer is entitled to certain benefits in the event of a termination of employment. In the event of a termination of employment (1) in anticipation of or following a change in control by the Company for any reason, other than cause, death or disability, (2) by the applicable executive officer for good reason in connection with or in anticipation of a change in control or (3) by the applicable executive officer after completing one year of service following a change in control, each named executive officer is generally entitled to:

•

A lump sum payment equal to three times: (1) the highest annual base salary in effect during the last three years and (2) the higher of the current year target bonus amount or the highest bonus paid in any of the last three years (except for Ms. Rappé, whose payment is based upon the current year target bonus amount);

•

A lump sum payment assuming three years of additional credited service under the qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination and (2) any salary in effect during the 180 day period preceding the termination date, plus, in either case, the highest bonus amount (except for Ms. Rappé, whose benefits were frozen as of December 31, 2010);

•	A lump sum payment equal to the value of three additional years of Company match in the 401(k) plan and the WEC Executive Deferred Compensation Plan;

•	Continuation of health and certain other welfare benefit coverage for three years following termination of employment;

•	Full vesting of stock options, restricted stock and performance units;

•	Financial planning services and other benefits; and

•	A gross-up payment should any payments trigger federal excise taxes.

In the absence of a change in control, if we terminate the employment of the applicable named executive officer for any reason other than cause, death or disability, or the applicable named executive officer terminates his or her employment for good reason, the payments to the applicable named executive officer will be the same as those described above, except that with respect to Messrs. Kuester and Leverett, and Ms. Rappé, (1) the multiple for the lump sum payment in the first bullet point will be reduced to two, (2) the number of additional years of credited service for qualified and non-qualified retirement plans will be two (other than Ms. Rappé), (3) the number of additional years of matching in the 401(k) plan and the Executive Deferred Compensation Plan will be two, and (4) health and certain other welfare benefits will continue for two years following termination of employment. Mr. Fleming is not entitled to receive any severance benefits under his agreement upon termination of employment for good reason or without cause in the absence of a change in control.

We believe the amounts payable under these agreements are consistent with market standards as confirmed by our review in 2011 of a study of the competitive practices with regard to change in control severance benefits at the 100 largest companies in the S&P 500, which was the data available to us at the time of this review. As it relates to tax gross-up payments for any federal excise taxes that may be owed by an executive, this analysis indicated that most companies, similar to WEC, are “grandfathering” existing employment agreements.

In addition, our supplemental pension plan provides that in the event of a change in control, each named executive officer will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

For a more detailed discussion of the benefits and tables that describe payouts under various termination scenarios, see “Potential Payments upon Termination or Change in Control” later in this proxy statement.

Impact of Prior Compensation. The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee may take into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is only one consideration among many in the design of an effective executive compensation program.

With respect to 2011 compensation for the named executive officers, the stock option grants under the 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance based compensation under Section 162(m). The remaining components of the 2011 compensation program do not qualify for tax deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John F. Bergstrom, Committee Chair
Ulice Payne, Jr.
Frederick P. Stratton, Jr.

EXECUTIVE OFFICERS’ COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to WEC’s Chief Executive Officer, Chief Financial Officer and each of WEC’s other three most highly compensated executive officers (the “named executive officers”) during 2011, 2010 and 2009.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5) (6)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Gale E. Klappa Chairman of the Board, President and Chief Executive Officer of WEC, WE and WG
	2011	1,174,168	—	3,849,042	341,469	2,724,879	3,041,481	215,408	11,346,447
	2010	1,129,008	—	3,716,818	393,835	2,462,868	2,399,257	214,033	10,315,819
	2009	1,129,008	—	3,191,032	2,309,953	2,286,241	2,450,367	212,627	11,579,228

Frederick D. Kuester Executive Vice President and Chief Financial Officer of WEC, WE and WG
	2011	683,280	—	1,774,937	157,464	1,275,580	776,443	101,200	4,768,904
	2010	657,000	—	1,934,290	204,971	1,152,390	1,117,215	91,782	5,157,648
	2009	657,000	—	1,688,178	1,222,020	1,064,340	1,463,700	92,546	6,187,784

Allen L. Leverett Executive Vice President of WEC, WE and WG
	2011	632,000	—	1,774,937	221,071	1,189,430	648,802	98,770	4,565,010
	2010	607,680	—	1,934,290	269,771	1,070,026	387,507	106,512	4,375,786
	2009	607,680	—	1,688,178	1,222,020	984,442	314,667	93,366	4,910,353

James C. Fleming Executive Vice President and General Counsel of WEC, WE and WG
	2011	458,200	—	623,751	55,338	718,742	270,310	68,829	2,195,170
	2010	441,000	—	688,539	72,961	664,059	219,747	76,425	2,162,731
	2009	441,000	—	615,073	372,400	625,118	233,114	69,838	2,356,543

Kristine A. Rappé Senior Vice President and Chief Administrative Officer of WEC, WE and WG
	2011	407,881	—	518,805	46,008	551,568	567,937	73,506	2,165,705
	2010	393,708	—	574,157	80,049	509,504	555,288	110,660	2,223,366
	2009	393,708	—	514,390	372,423	478,356	463,564	91,670	2,314,111

(1)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of (i) performance units awarded to each named executive officer in the respective year for which such amounts are reported and (ii) shares of restricted stock awarded to each named executive officer in 2011 and 2010 (no restricted stock was granted in 2009). The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon (i) in the case of the performance units, the Company’s performance over the three-year performance period, and (ii) in the case of the shares of restricted stock, Company performance and the executive’s number of additional years of service with the Company. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Kuester, Leverett and Fleming, and Ms. Rappé, is $5,987,330, $2,761,013, $2,761,013, $970,170, and $806,851 for the 2011 awards, respectively; $5,781,839, $3,009,090, $3,009,090, $1,071,062 and $893,133 for the 2010 awards, respectively; and $5,584,327, $2,954,332, $2,954,332, $1,076,398 and $900,193 for the 2009 awards, respectively.

(2)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each named executive officer in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note A — Summary of Significant Accounting Policies and Note I — Common Equity in the Notes to Consolidated Financial Statements in our 2011 Annual Report on Form 10-K for a description of these assumptions. For 2011, the assumptions made in connection with the valuation of the stock options are the same as described in Note A, except that the expected life of the options is 4.3 years for Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, and 7.7 years for Mr. Leverett, and the expected forfeiture rate is 0%. The change in the expected life of the options as set forth in Note A resulted from the fact that Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, were “retirement eligible” as of December 31, 2011, and Mr. Leverett was not, whereas the assumption described in Note A is a weighted average of all option holders.

For 2010, the assumptions made in connection with the valuation of the stock options are the same as described in Note A, except that the expected life of the options is 4.9 years for Messrs. Klappa, Kuester and Fleming and 7.6 years for Mr. Leverett and Ms. Rappé, and the expected forfeiture rate is 0%. Only Messrs. Klappa, Kuester and Fleming were “retirement eligible” as of December 31, 2010.

For 2009, the assumptions made in connection with the valuation of the stock options are the same as described in Note A, except that the expected life of the options is 4.4 years for Mr. Fleming and 6.8 years for the rest of the named executive officers, and the expected forfeiture rate is 0%. Only Mr. Fleming was “retirement eligible” as of December 31, 2009.

For 2011, 2010 and 2009, the change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the named executive officers will not forfeit any of their stock options.

(3)

Consists of the annual incentive compensation earned under Wisconsin Energy’s Short-Term Performance Plan for 2011, 2010 and 2009, as well as the short-term dividend equivalents earned for 2011 and 2010.

(4)

The amounts reported for 2011, 2010 and 2009 reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans from December 31, 2010 to December 31, 2011, December 31, 2009 to December 31, 2010 and December 31, 2008 to December 31, 2009, respectively. The terms of the pension plan did not change, and no changes were made in the method of calculating benefits thereunder. However, for 2011 and 2010, the applicable discount rate used to value pension plan liabilities was reduced from 5.60% to 5.05% and from 6.05% to 5.60%, respectively, consistent with the overall decline in interest rates over the last few years. As the discount rate decreases, the Company’s pension funding obligation increases.

The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

The amounts reported represent only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans. Messrs. Klappa, Kuester and Leverett are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, Wisconsin Energy may be obligated to pay the total amount.

Mr. Fleming participates in Wisconsin Energy’s qualified pension plan and supplemental executive retirement plan. In addition, Mr. Fleming is entitled to a special supplemental pension account. The present value of the amounts credited to this account is $172,118 for 2011, $150,038 for 2010 and $145,822 for 2009, which will be paid upon termination of employment. See “Pension Benefits at Fiscal Year-End 2011” and “Retirement Plans” later in this proxy statement for additional details.

The named executive officers did not receive any above-market or preferential earnings on deferred compensation in 2011, 2010 or 2009.

(5)

During 2011, each named executive received financial planning services and the cost of an annual physical exam; Messrs. Klappa, Leverett and Fleming, and Ms. Rappé, received reimbursement for club dues; Messrs. Klappa, Kuester and Leverett were provided with membership in a service that provides healthcare and safety management when traveling outside the United States; and Mr. Klappa received reimbursement for the cost of a home security system. In addition, the named executives were eligible to receive reimbursement for taxes paid on imputed income attributable to certain perquisites including spousal travel and related costs for industry events where it is customary and expected that officers attend with their spouses. During 2011, Mr. Klappa utilized the benefit of spousal travel for business purposes with the associated tax reimbursement. These tax reimbursements are reflected in the Summary Compensation Table (see the third bullet point in Note 6 below). Other than the tax reimbursement, there is no incremental cost to the Company related to this spousal travel.

(6)

For Mr. Klappa, the amount reported in All Other Compensation for 2011 includes $17,371 attributable to Wisconsin Energy’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board of Directors. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

In addition to the perquisites and Directors’ Charitable Awards Program identified above, All Other Compensation for Messrs. Klappa, Kuester, Leverett and Fleming, and Ms. Rappé, for 2011 consists of:

•	Employer matching of contributions into the 401(k) plan in the amount of $9,800 for Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, and $9,475 for Mr. Leverett;

•

“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $131,764, $61,744, $56,398, $34,629 and $26,565, respectively; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $27,505, $10,286, $14,245, $10,302 and $14,367, respectively.

Percentages of Total Compensation.

For Messrs. Klappa, Kuester, Leverett, and Fleming, and Ms. Rappé, (1) salary (as reflected in column (c) above) represented approximately 10%, 14%, 14%, 21% and 19%, respectively, of total compensation (as shown in column (j) above) in 2011, (2) annual incentive compensation and short-term dividend equivalents (as reflected in column (g) above) represented approximately 24%, 27%, 26%, 33% and 25%, respectively, of total compensation in 2011, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 34%, 41%, 40%, 54% and 44%, respectively, of total compensation in 2011.

For Messrs. Klappa, Kuester, Leverett, and Fleming, and Ms. Rappé, (1) salary represented approximately 11%, 13%, 14%, 20% and 18%, respectively, of total compensation in 2010, (2) annual incentive compensation and short-term dividend equivalents represented approximately 24%, 22%, 24%, 31% and 23%, respectively, of total compensation in 2010, and (3) salary and annual incentive compensation together represented approximately 35%, 35%, 38%, 51% and 41%, respectively, of total compensation in 2010.

For Messrs. Klappa, Kuester, Leverett, and Fleming, and Ms. Rappé, (1) salary represented approximately 10%, 11%, 12%, 19% and 17%, respectively, of total compensation in 2009, (2) annual incentive compensation represented approximately 20%, 17%, 20%, 27% and 21%, respectively, of total compensation in 2009, and (3) salary and annual incentive compensation together represented approximately 29%, 28%, 32%, 45% and 38%, respectively, of total compensation in 2009.

All share amounts and the corresponding exercise prices provided in this proxy statement have been adjusted to reflect the March 1, 2011 two-for-one stock split. These adjustments did not impact the value of the share-based compensation reported herein.

Grants of Plan-Based Awards for Fiscal Year 2011

The following table shows additional data regarding incentive plan awards to the named executive officers in 2011.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock	All Other Option Awards (5)
Name	Grant Date	Action Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards: Number of Shares of Stock or Units(4)	Number of Securities Underlying Options	Exercise or Base Price (6)	Closing Market Price (7)	Grant Date Fair Value of Stock and Option Awards (8)
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Gale E.Klappa	1/20/11	—	195,734	1,174,168	2,465,753	—	—	—	—	—	—	—	—
	1/20/11	—	—	259,126	—	—	—	—	—	—	—	—	—
	1/03/11	12/1/10	—	—	—	29,145	116,580	204,015	—	—	—	—	3,421,332
	1/03/11	12/1/10	—	—	—	—	—	—	14,574	—	—	—	427,710
	1/03/11	12/1/10	—	—	—	—	—	—	—	122,610	29.3475	29.40	341,469
Frederick D. Kuester	1/20/11	—	91,122	546,624	1,147,910	—	—	—	—	—	—	—	—
	1/20/11	—	—	127,670	—	—	—	—	—	—	—	—	—
	1/03/11	12/1/10	—	—	—	13,440	53,760	94,080	—	—	—	—	1,577,722
	1/03/11	12/1/10	—	—	—	—	—	—	6,720	—	—	—	197,215
	1/03/11	12/1/10	—	—	—	—	—	—	—	56,540	29.3475	29.40	157,464
Allen L. Leverett	1/20/11	—	84,284	505,600	1,061,760	—	—	—	—	—	—	—	—
	1/20/11	—	—	127,670	—	—	—	—	—	—	—	—	—
	1/03/11	12/1/10	—	—	—	13,440	53,760	94,080	—	—	—	—	1,577,722
	1/03/11	12/1/10	—	—	—	—	—	—	6,720	—	—	—	197,215
	1/03/11	12/1/10	—	—	—	—	—	—	—	56,540	29.3475	29.40	221,071
James C. Fleming	1/20/11	—	53,467	320,740	673,554	—	—	—	—	—	—	—	—
	1/20/11	—	—	45,188	—	—	—	—	—	—	—	—	—
	1/03/11	12/1/10	—	—	—	4,723	18,890	33,058	—	—	—	—	554,374
	1/03/11	12/1/10	—	—	—	—	—	—	2,364	—	—	—	69,377
	1/03/11	12/1/10	—	—	—	—	—	—	—	19,870	29.3475	29.40	55,338
Kristine A. Rappé	1/20/11	—	40,796	244,729	513,931	—	—	—	—	—	—	—	—
	1/20/11	—	—	37,637	—	—	—	—	—	—	—	—	—
	1/03/11	12/1/10	—	—	—	3,928	15,710	27,493	—	—	—	—	461,049
	1/03/11	12/1/10	—	—	—	—	—	—	1,968	—	—	—	57,756
	1/03/11	12/1/10	—	—	—	—	—	—	—	16,520	29.3475	29.40	46,008

(1)	On December 1, 2010, the Compensation Committee awarded the 2011 option, restricted stock and performance unit grants effective the first trading day of 2011 (January 3, 2011).

(2)

Non-equity incentive plan awards consist of annual incentive awards under Wisconsin Energy’s Short-Term Performance Plan (reported on the first line) and short-term dividend equivalents (reported on the second line). The short-term dividend equivalents only vest upon achievement of the established performance target; otherwise, no dividend equivalents vest. For a more detailed description of the Short-Term Performance Plan and short-term dividend equivalents, see the Compensation Discussion and Analysis.

(3)

Consists of performance units awarded under the Wisconsin Energy Corporation Performance Unit Plan. For a more detailed description of the terms of the performance units, see the Compensation Discussion and Analysis.

(4)	Consists of restricted stock awarded under the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.

(5)

Consists of non-qualified stock options to purchase shares of Wisconsin Energy common stock pursuant to the 1993 Omnibus Stock Incentive Plan. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options fully vest and become exercisable three years from the date of grant. Notwithstanding the preceding sentence, the options become immediately exercisable upon the occurrence of a change in control or termination of employment by reason of retirement, disability or death. The exercise price may be paid by delivery of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent).

(6)

The exercise price of the option awards is equal to the fair market value of Wisconsin Energy’s common stock on the date of grant, January 3, 2011. Fair market value is the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

(7)

Reflects the closing market price of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date, adjusted to reflect the two-for-one stock split.

(8)

Grant date fair value of each award as determined in accordance with FASB ASC Topic 718, which excludes the amount of estimated forfeitures as required by Item 402 of Regulation S-K. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance and the executive’s number of additional years of service with the Company.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the named executive officers at fiscal year-end 2011.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (1)	Number of Securities Underlying Unexercised Options: Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)		($)	(#)		($)
Gale E. Klappa	560,000	—	—	17.100	1/18/15	—		—	—		—
	504,000	—	—	19.7375	1/03/16	—		—	—		—
	542,000	—	—	23.8775	1/03/17	—		—	—		—
	600,000	—	—	24.0175	1/02/18	—		—	—		—
	—	551,960	—	21.1075	1/02/19	—		—	—		—
	—	131,060	—	24.92	1/04/20	—		—	—		—
	—	122,610	—	29.3475	1/03/21	—		—	—		—
	—	—	—	—	—	44,225	(4)	1,546,106	—		—
	—	—	—	—	—	—		—	232,015	(9)	8,111,244	(9)
	—	—	—	—	—	—		—	204,015	(10)	7,132,364	(10)
Frederick D. Kuester	328,500	—	—	24.0175	1/02/18	—		—	—		—
	—	292,000	—	21.1075	1/02/19	—		—	—		—
	—	68,210	—	24.92	1/04/20	—		—	—		—
	—	56,540	—	29.3475	1/03/21	—		—	—		—
	—	—	—	—	—	23,572	(5)	824,077	—		—
	—	—	—	—	—	—		—	120,750	(9)	4,221,420	(9)
	—	—	—	—	—	—		—	94,080	(10)	3,289,037	(10)
Allen L. Leverett	140,000	—	—	17.100	1/18/15	—		—	—		—
	190,000	—	—	19.7375	1/03/16	—		—	—		—
	258,000	—	—	23.8775	1/03/17	—		—	—		—
	328,500	—	—	24.0175	1/02/18	—		—	—		—
	—	292,000	—	21.1075	1/02/19	—		—	—		—
	—	68,210	—	24.92	1/04/20	—		—	—		—
	—	56,540	—	29.3475	1/03/21	—		—	—		—
	—	—	—	—	—	12,468	(6)	435,881	—		—
	—	—	—	—	—	—		—	120,750	(9)	4,221,420	(9)
	—	—	—	—	—	—		—	94,080	(10)	3,289,037	(10)

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (1)	Number of Securities Underlying Unexercised Options: Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)		($)	(#)		($)
James C. Fleming	123,000	—	—	24.0175	1/02/18	—		—	—		—
	—	106,400	—	21.1075	1/02/19	—		—	—		—
	—	24,280	—	24.92	1/04/20	—		—	—		—
	—	19,870	—	29.3475	1/03/21	—		—	—		—
	—	—	—	—	—	4,412	(7)	154,244	—		—
	—	—	—	—	—	—		—	42,980	(9)	1,502,581	(9)
	—	—	—	—	—	—		—	33,058	(10)	1,155,708	(10)

Kristine A. Rappé	100,400	—	—	24.0175	1/02/18	—		—	—		—
	—	88,990	—	21.1075	1/02/19	—		—	—		—
	—	20,240	—	24.92	1/04/20	—		—	—		—
	—	16,520	—	29.3475	1/03/21	—		—	—		—
	—	—	—	—	—	3,676	(8)	128,513	—		—
	—	—	—	—	—	—		—	35,840	(9)	1,252,966	(9)
	—	—	—	—	—	—		—	27,493	(10)	961,155	(10)

(1)	All options reported in this column are fully vested and exercisable.

(2)

All options reported in this column with an exercise price of $21.1075 and an expiration date of January 2, 2019, fully vest and become exercisable on January 2, 2012. All options reported in this column with an exercise price of $24.92 and an expiration date of January 4, 2020, fully vest and become exercisable on January 4, 2013. All options reported in this column with an exercise price of $29.3475 and an expiration date of January 3, 2021, fully vest and become exercisable on January 3, 2014.

(3)	Based on the closing price of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on December 30, 2011, the last trading day of the year.

(4)

Effective April 14, 2003, Mr. Klappa was granted a restricted stock award of 79,020 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on April 14, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Klappa for good reason, or (e) the Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 4, 2010 and January 3, 2011, Mr. Klappa was granted a restricted stock award of 16,570 shares and 14,574 shares, respectively, which began vesting in three equal annual installments on January 4, 2011 and January 3, 2012, respectively. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(5)

Effective October 13, 2003, Mr. Kuester was granted a restricted stock award of 48,280 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on October 13, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Kuester for good reason, or (e) the Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 4, 2010 and January 3, 2011, Mr. Kuester was granted a restricted stock award of 8,620 shares and 6,720 shares, respectively, which began vesting in three equal annual installments on January 4, 2011 and January 3, 2012, respectively. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(6)

Effective January 4, 2010 and January 3, 2011, Mr. Leverett was granted a restricted stock award of 8,620 shares and 6,720 shares, respectively, which began vesting in three equal annual installments on January 4, 2011 and January 3, 2012, respectively.

The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(7)

Effective January 4, 2010 and January 3, 2011, Mr. Fleming was granted a restricted stock award of 3,070 shares and 2,364 shares, respectively, which began vesting in three equal annual installments on January 4, 2011 and January 3, 2012, respectively. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(8)

Effective January 4, 2010 and January 3, 2011, Ms. Rappé was granted a restricted stock award of 2,560 shares and 1,968 shares, respectively, which began vesting in three equal annual installments on January 4, 2011 and January 3, 2012, respectively. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(9)

The number of performance units reported were awarded in 2010 and vest at the end of the three-year performance period ending December 31, 2012. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount.

(10)

The number of performance units reported were awarded in 2011 and vest at the end of the three-year performance period ending December 31, 2013. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount.

Option Exercises and Stock Vested for Fiscal Year 2011

This table shows the number and value of (1) stock options that were exercised by the named executive officers, (2) restricted stock awards that vested and (3) performance units that vested in 2011.

(a)	(b)	(c)	(d)		(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)		Value Realized on Vesting (3)(4)
	(#)	($)	(#)		($)
Gale E. Klappa	394,020	5,926,381	15,188		446,679
	—	—	193,964		6,780,979
Frederick D. Kuester	648,000	7,378,682	8,750		268,524
	—	—	102,614		3,587,397
Allen L. Leverett	304,020	4,500,364	2,872		83,661
	—	—	102,614		3,587,397
James C. Fleming	123,000	949,868	2,122	(5)	61,660	(5)
	—	—	37,387		1,307,036
Kristine A. Rappé	—	—	3,792	(5)	111,650	(5)
	—	—	31,267		1,093,084

(1)

Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of Wisconsin Energy common stock at the time of exercise and the exercise price.

(2)

Reflects the number of shares of restricted stock that vested in 2011 (first line) and the number of performance units that vested as of December 31, 2011, the end of the applicable three-year performance period (second line). The performance units were settled in cash.

(3)

Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of Wisconsin Energy common stock on the date of vesting. We compute fair market value as the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(4)	Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of Wisconsin Energy common stock on December 31, 2011.

(5)

Mr. Fleming and Ms. Rappé deferred $31,889 and $85,592, respectively, into the WEC Executive Deferred Compensation Plan. The number of phantom stock units received in the WEC Executive Deferred Compensation Plan equaled the number of shares of restricted stock deferred.

Pension Benefits at Fiscal Year-End 2011

The following table sets forth information for each named executive officer regarding their pension benefits at fiscal year-end 2011 under WEC’s four different retirement plans discussed below.

(a)	(b)	(c)		(d)	(e)
Name	Plan Name	Number of Years Credited Service (1)		Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year
		(#)		($)	($)
Gale E. Klappa	WEC Plan	8.67		162,016	—
	SERP A	8.67		1,797,271	—
	Individual Letter Agreement	34.33		17,694,733	—
Frederick D. Kuester	WEC Plan	8.17		149,293	—
	SERP A	8.17		811,719	—
	Individual Letter Agreement	39.33		9,354,637	—
Allen L. Leverett	WEC Plan	8.50		156,676	—
	SERP A	8.50		926,326	—
	Individual Letter Agreement	23.00		1,430,270	—
James C. Fleming	WEC Plan	6.00		106,895	—
	SERP A	6.00		319,120	—
	Individual Letter Agreement	6.00		814,878	—
Kristine A. Rappé	WEC Plan	29.33		813,648	—
	SERP A	29.33		2,322,604	—
	SERP B	—	(4)	669,273	—
	Individual Letter Agreement	—		—	—

(1)

Years of service are computed as of December 31, 2011, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa, Kuester and Leverett have been credited with 25.66, 31.16 and 14.5 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (ILAs). The increase in the aggregate amount of each of Messrs. Klappa’s, Kuester’s and Leverett’s accumulated benefit under all of Wisconsin Energy’s retirement plans resulting from the additional years of credited service is the amount identified in connection with each respective ILA set forth in column (d).

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	First projected unreduced retirement age based on current service:

•	For Mr. Klappa, age 62.

•	For Mr. Leverett and Ms. Rappé, age 65.

•	For Mr. Kuester, age 60.

•	For Mr. Fleming, age 66 (current age).

•	Discount rate of 5.05%.

•	Cash balance interest crediting rate of 5.80%.

•	Form of payment:

•	WEC Plan: Lump sum.

•	SERP: Life annuity.

•	ILA: Life annuity, other than Mr. Fleming who we assume will receive a lump sum payment.

•	Mortality Table, for life annuity:

•	Messrs. Klappa, Kuester and Leverett - RP2000 with projection to 2015 - Male.

•	Mr. Fleming – N/A.

•	Ms. Rappé - RP2000 with projection to 2015 - Female.

(3)

Wisconsin Energy’s pension benefit obligations to Messrs. Klappa, Kuester and Leverett will be partially offset by pension benefits Messrs. Klappa, Kuester and Leverett are entitled to receive from their former employers. The amounts reported for Messrs. Klappa, Kuester and Leverett represent only Wisconsin Energy’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s, Kuester’s and Leverett’s accumulated benefit under all of the plans is $23,609,952, $13,500,041 and $2,826,223, respectively, $3,955,933, $3,184,392 and $312,951 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s, Mr. Kuester’s or Mr. Leverett’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, Wisconsin Energy may be obligated to pay the total amount.

(4)

Pursuant to the terms of SERP B, participants are not entitled to any payments until after they retire at or after age 60, regardless of how many years they have been employed with the Company. Therefore, there are no years of credited service associated with participation in SERP B.

Retirement Plans

Wisconsin Energy maintains four different plans providing for retirement payments and benefits: a defined benefit pension plan of the cash balance type (WEC Plan); two supplemental executive retirement plans (SERP A and SERP B); and Individual Letter Agreements with each of the named executive officers. The compensation currently considered for purposes of the retirement plans (other than the WEC Plan) for Messrs. Klappa, Kuester and Leverett is $3,467,936, $1,747,620 and $1,616,433, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Under the terms of Mr. Fleming’s employment agreement with WEC, the compensation considered for purposes of the retirement plans (other than the WEC Plan) is $1,102,611. This amount represents Mr. Fleming’s 2011 base salary, plus his 2010 STPP award paid in 2011. Because Ms. Rappé’s WEC Plan and SERP A benefits were frozen as of December 31, 2010, the compensation considered for purposes of SERP A is $868,149. The compensation currently considered for purposes of SERP B for Ms. Rappé is $884,662, which represents her average compensation for the 36 highest consecutive months. As of December 31, 2011, Messrs. Klappa, Kuester, Leverett and Fleming, and Ms. Rappé, currently have or are considered to have 34.33, 39.33, 23.00, 6.00 and 29.33 credited years of service, respectively, under the various supplemental plans described below. Mr. Leverett and Ms. Rappé are not entitled to these supplemental benefits until they attain the age of 60. Neither Mr. Fleming nor Ms. Rappé were granted additional years of credited service.

The WEC Plan. Most regular full-time and part-time employees, including the named executive officers, participate in the WEC Plan. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%.

Beginning January 1, 2008, the interest credit on all prior accruals no longer fluctuates based upon the trust’s investment return for the year. Instead, the interest credit percentage is set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever is greater. For participants in the WEC Plan on December 31, 2007, their WEC Plan benefit starting January 1, 2008 will never be less than the benefit accrued as of December 31, 2007. The WEC Plan benefit will be calculated under both formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007, interest credits as defined under the prior WEC Plan formula will be taken into account but not any additional pay credits. Additionally, the WEC Plan continues to provide that up to an additional 2% of base pay may be earned based upon achievement of earnings targets. Participants who were “grandfathered” as of December 31, 1995 as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

For the named executive officers other than Mr. Fleming who does not participate in the prior plan formula, estimated benefits under the “grandfathered” formula are higher than under the cash balance plan formula. Although all of the named executive officers, other than Ms. Rappé who is grandfathered under the prior plan formula, participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s, Kuester’s and Leverett’s total retirement benefits would be determined by the prior plan benefit formula if they were to retire at or after age 60. Both Messrs. Klappa and Kuester turned 60 in 2010. These benefits are payable under the Individual Letter Agreements, not the WEC Plan. These agreements also provide that the prior plan benefit formula will continue to be applied until retirement, with no amounts frozen as of December 31, 2010. The named executive officers, other than Ms. Rappé, would receive the cash balance in their accounts if they were to terminate employment prior to attaining the age of 60. Ms. Rappé would receive benefits under either the grandfathered formula or the cash balance plan formula, whichever is higher, if she were to terminate employment prior to attaining the age of 60.

Under the WEC Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $245,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements. Designated officers of Wisconsin Energy and Wisconsin Electric Power Company, including all of the named executive officers, participate in SERP A and SERP B (collectively, the “SERP”), which are part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. SERP A provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the Wisconsin Energy Corporation Executive Deferred Compensation Plan. In addition, pursuant to the terms of SERP B, Ms. Rappé also will receive a supplemental lifetime annuity, equal to 10% of the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Except for a “change in control” of Wisconsin Energy, as defined in the SPP, and pursuant to the terms of the Individual Letter Agreements discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. SERP B is only provided to a grandfathered group of officers and was designed to provide an incentive to key employees to remain with the Company until retirement or death. The Compensation Committee eliminated the SERP B benefit a number of years ago.

Wisconsin Energy has entered into agreements with Messrs. Klappa, Kuester and Leverett to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa, at the age of 22 for Mr. Kuester and on January 1, 1989 for Mr. Leverett. The retirement benefits payable to Messrs. Klappa, Kuester and Leverett will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s, Kuester’s and Leverett’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by the Company. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s, Kuester’s and Leverett’s prior employers.

Wisconsin Energy has entered into an agreement with Mr. Fleming to provide him a special supplemental pension to keep him whole for pension benefits he would have received from his prior employer. Wisconsin Energy will credit Mr. Fleming’s account with a minimum of $80,000 annually, and will credit up to an additional $40,000 annually based on performance against Company goals as determined by the Compensation Committee. The amounts credited to Mr. Fleming’s account will earn interest as if it had been credited to the WEC Plan. The account balance vested when Mr. Fleming reached the age of 65 in 2010. The account balance will be paid pursuant to the terms of the SPP. Mr. Fleming also participates in the WEC Plan and SERP A, without any additional years of credited service.

The purpose of these agreements is to ensure that Messrs. Klappa, Kuester, Leverett and Fleming did not lose pension earnings by joining the executive management team at Wisconsin Energy they otherwise would have received from their former employers. Since retirement plans operate in a manner where accrued amounts increase substantially as a participant increases in age and years of service, these officers forfeited substantial pension benefits by coming to work for Wisconsin Energy. Without providing a means to retain these pension benefits, it would have been difficult for Wisconsin Energy to attract these officers.

In order to allow Ms. Rappé to retire at age 60 with an unreduced pension benefit, Wisconsin Energy entered into an agreement with Ms. Rappé whereby her SERP A benefit will not be subject to early retirement reduction factors if she retires at or after age 60. Under this agreement, if Ms. Rappé were to retire at age 60, she would be granted less than one year of additional credited service.

The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Amended Non-Qualified Trust, a grantor trust, was established to fund certain non-qualified benefits, including the SPP and the Individual Letter Agreements, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan discussed later in this proxy statement. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Nonqualified Deferred Compensation for Fiscal Year 2011

The following table reflects activity by the named executive officers during 2011 in WEC’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (3)
	($)	($)	($)	($)	($)
Gale E. Klappa	464,976	131,764	125,712	—	4,241,245
Frederick D. Kuester	596,425	61,744	118,241	—	2,857,780
Allen L. Leverett	115,278	56,398	9,833	—	2,446,457
James C. Fleming	139,378	34,629	53,763	—	1,351,228
Kristine A. Rappé	143,903	26,565	242,008	—	2,709,755

(1)

Other than $62,195 and $85,592 of Mr. Fleming’s and Ms. Rappé’s contribution, respectively, all of the amounts are reported as compensation in the Summary Compensation Table of this proxy statement. These amounts consist of the value of restricted stock that vested during 2011 and/or dividends paid in 2011 on the performance units granted in 2009. The grant date fair value of the performance units granted in 2009 is included in the Summary Compensation Table.

(2)	All of the reported amounts are reported as compensation in the Summary Compensation Table.

(3)

$3,005,181, $1,506,179, $1,666,314, $824,507 and $380,065 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Klappa, Kuester, Leverett and Fleming, and Ms. Rappé, respectively.

Executive Deferred Compensation Plan

WEC maintains two executive deferred compensation plans, the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “Legacy EDCP”) and the Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “EDCP”), adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Executive officers and certain other highly compensated employees are eligible to participate in both plans. The Legacy EDCP provides that (i) amounts earned, deferred, vested, credited and/or accrued as of December 31, 2004 are preserved and frozen so that these amounts are exempt from Section 409A and (ii) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of each of these plans are described below.

The Legacy EDCP. Under the plan, a participant could have deferred up to 100% of his or her base salary, annual incentive compensation, long-term incentive compensation (including the value of any stock option gains, vested awards of restricted stock, performance shares and units and dividends earned on unvested performance units), severance payments due under WEC’s Executive Severance Policy or under any change in control agreement between the Company and a participant, and any “make-whole” pension supplements.

Deferral elections were made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company was also able to credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching was determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of eligible compensation actually deferred. Also, the Company, in its discretion, could have credited any other amounts, as appropriate, to each participant’s account. Additionally, “make-whole” payments could have been made to participants who were not eligible to participate in the SERP and whose deferrals resulted in lesser payments under the Company’s qualified pension plan.

The Company tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the available measurement funds. Participants may elect from among eight measurement funds that correspond to investment options in our 401(k) plan in addition to the prime rate fund and the Company’s stock measurement fund. Deferred amounts relating to the value of participants’ stock option gains and vested restricted stock are always deemed invested in the Company’s stock measurement fund and may not be transferred to any other measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected.

The table below shows the funds available under the Legacy EDCP and their annual rate of return for the calendar year ended December 31, 2011:

Name of Fund	Rate of Return (%)	Name of Fund	Rate of Return (%)
Fidelity Balanced Fund	1.68%	Prime Rate	3.25%
Fidelity Diversified International Fund	-13.78%	S&P 500 Fund	2.11%
Fidelity Growth Company Fund	0.67%	Vanguard Intermediate Bond Index	10.74%
Fidelity Low-Priced Stock Fund	-0.06%	Vanguard Mid-Cap Index	-2.11%
MFS Value R4	0.05%	WEC Common Stock Fund	22.93%

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant designated a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

The EDCP. Under the plan, a participant may defer up to 75% of his or her base salary and annual incentive compensation and up to 100% of his or her long-term incentive compensation (including vested awards of restricted stock and performance units). Stock option gains may not be deferred into the EDCP.

Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of eligible compensation actually deferred. Also, the Company, in its discretion, may credit any other amounts, as appropriate, to each participant’s account.

The Company tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the same ten measurement funds described under “The Legacy EDCP” above. Deferred amounts relating to the value of participants’ vested restricted stock are always deemed invested in the Company’s stock measurement fund and may not be transferred to any other measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected.

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout date delays the initial payment five years beyond the originally designated payout date. The Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC or its subsidiaries within 18 months after a change in control of WEC, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of each executive’s employment. These amounts are in addition to each named executive officer’s aggregate balance in the Executive Deferred Compensation Plan at fiscal year-end 2011, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2011.” The amount of compensation payable to each named executive officer upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control”, disability and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2011 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon termination. The amounts shown under “Normal Retirement” assume the named executive officers were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the named executive officers terminated employment as of December 31, 2011, which was within 18 months of a change in control of WEC. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2011.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability. In the event a named executive officer voluntarily terminates employment or is terminated for cause, death or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, pro-rated annual incentive compensation;

•	401(k) plan and Executive Deferred Compensation Plan account balances;

•	the WEC Plan cash balance;

•

in the case of death or disability, full vesting in all outstanding stock options, restricted stock and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and Individual Letter Agreements; and

•	if voluntary termination occurs after age 60, such termination is treated as a normal retirement.

Named executive officers are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the death benefit only plan.

Payments Made Upon Normal Retirement. In the event of the retirement of a named executive officer, the officer will receive:

•	full vesting in all outstanding stock options and a prorated amount of performance units;

•	full vesting in all retirement plans, including the WEC Plan, SERP and Individual Letter Agreements; and

•	401(k) plan and Executive Deferred Compensation Plan account balances.

Named executive officers are also entitled to the value of unused vacation days, if any.

Payments Made Upon a Change in Control or Involuntary Termination. Wisconsin Energy has entered into written employment agreements with each of the named executive officers, which provide for certain severance benefits as described below.

Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of or following a change in control by the Company for any reason, other than cause, death or disability;

•	by Mr. Klappa for good reason in anticipation of or following a change in control;

•	by Mr. Klappa within six months after completing one year of service following a change in control; or

•	in the absence of a change in control, by the Company for any reason other than cause, death or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;

•	three years’ continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;

•

a payment equal to the value of three additional years of participation in the applicable qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination and (2) any salary in effect during the 180 day period preceding termination, plus the highest bonus amount;

•	a payment equal to the value of three additional years of Company match in the 401(k) plan and the Executive Deferred Compensation Plan;

•	full vesting in all outstanding stock options, restricted stock and other equity awards;

•	401(k) plan and Executive Deferred Compensation Plan account balances;

•	certain financial planning services and other benefits; and

•	in the event of a change in control, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years of the Company prior to termination or the change in control. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Kuester’s and Mr. Leverett’s agreements are substantially similar to Mr. Klappa’s, except that if their employment is terminated by the Company for any reason other than cause, death or disability or by them for good reason in the absence of a change in control:

•	the special lump sum severance benefit is two times the sum of their highest annual base salary in effect for the three years preceding their termination and their highest bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if their employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and Executive Deferred Compensation Plan match is equal to two years of Company match.

Mr. Kuester’s and Mr. Leverett’s agreements contain a one-year non-compete provision applicable on termination of employment.

Mr. Fleming is entitled to the same benefits as Mr. Klappa upon termination of employment in connection with a change in control. However, Mr. Fleming is not entitled to receive any severance payments under his agreement upon the termination of employment for good reason or without cause in the absence of a change in control.

Ms. Rappé’s agreement is substantially similar to Mr. Klappa’s, except that if Ms. Rappé’s employment is terminated upon a change in control, the special lump sum severance benefit is three times the sum of her highest annual base salary in effect for the three years preceding termination and her target bonus amount. In addition, Ms. Rappé is not entitled to any payment related to additional years of participation in the retirement plans as her benefits under the WEC Plan and SERP A were frozen as of December 31, 2010. If Ms. Rappé’s employment is terminated by the Company for any reason other than cause, death or disability or by Ms. Rappé for good reason in the absence of a change in control:

•	the special lump sum severance benefit is two times the sum of her highest annual base salary in effect for the three years preceding her termination and her target bonus amount;

•	health and certain other welfare benefits are provided for a two-year period; and

•	the payment for 401(k) plan and Executive Deferred Compensation Plan match is equal to two years of Company match.

Ms. Rappé’s agreement contains a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the SPP and Individual Letter Agreements, retirement benefits are paid to the named executive officers upon termination of employment within 18 months of a change in control. Participants in SERP A, including the named executive officers, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.

Generally, pursuant to the agreements, a change in control is deemed to occur:

(1)	if any person or group acquires WEC common stock that constitutes more than 50% of the total fair market value or total voting power of WEC;

(2)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) WEC common stock that constitutes 30% or more of the total voting power of WEC;

(3)	if a majority of the members of WEC’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of WEC’s Board before the date of appointment or election; or

(4)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from WEC that have a total gross fair market value equal to or more than 40% of the total gross value of all the assets of WEC immediately before such acquisition or acquisitions, unless the assets are transferred to:

•	an entity that is controlled by the shareholders of the transferring corporation;

•	a shareholder of WEC in exchange for or with respect to its stock;

•	an entity of which WEC owns, directly or indirectly, 50% or more of its total value or voting power; or

•

a person or group (or an entity of which such person or group owns, directly or indirectly, 50% or more of its total value or voting power) that owns, directly or indirectly, 50% or more of the total value or voting power of WEC.

Generally, pursuant to the agreements, good reason means:

(1)	solely in the context of a change in control, a material reduction of the executive’s duties and responsibilities (other than Mr. Kuester’s agreement);

(2)	a material reduction in the executive’s base compensation;

(3)	a material change in the geographic location at which the executive must perform services; or

(4)	a material breach of the agreement by the Company.

The following table shows the potential payments upon termination or a change in control of the Company for Gale E. Klappa.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	10,592,916	10,592,916	—	—
Additional Pension Credited Service	—	—	—	2,162,995	2,162,995	—	—
Additional 401(k) and EDCP Match	—	—	—	423,717	423,717	—	—
Long-Term Incentive Compensation:
Performance Units	4,448,543	4,448,543	—	8,710,634	8,710,634	8,710,634	8,710,634
Restricted Stock	—	—	—	1,546,138	1,546,138	1,546,138	1,546,138
Options	9,648,331	9,648,331	—	9,648,331	9,648,331	9,648,331	9,648,331
Benefits & Perquisites:
Retirement Plans	19,654,019	19,654,019	19,654,019	16,224,414	16,224,414	19,654,019	8,783,204
Health and Welfare Benefits	—	—	—	45,882	45,882	—	—
Excise Tax Gross-Up	—	—	—	—	9,135,720	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	3,522,504
Total	33,750,893	33,750,893	19,654,019	49,430,027	58,565,747	39,559,122	32,210,811

The following table shows the potential payments upon termination or a change in control of the Company for Frederick D. Kuester.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	3,560,940	5,341,410	—	—
Additional Pension Credited Service	—	—	—	518,835	492,728	—	—
Additional 401(k) and EDCP Match	—	—	—	142,438	213,656	—	—
Long-Term Incentive Compensation:
Performance Units	2,234,643	2,234,643	—	4,291,690	4,291,690	4,291,690	4,291,690
Restricted Stock	—	—	—	824,064	824,064	824,064	824,064
Options	5,046,218	5,046,218	—	5,046,218	5,046,218	5,046,218	5,046,218
Benefits & Perquisites:
Retirement Plans	10,315,649	10,315,649	10,315,649	8,676,488	7,944,095	10,315,649	5,582,897
Health and Welfare Benefits	—	—	—	30,588	45,882	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	30,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	2,049,840
Total	17,596,510	17,596,510	10,315,649	23,151,261	24,274,743	20,477,621	17,794,709

The following table shows the potential payments upon termination or a change in control of the Company for Allen L. Leverett.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	3,293,652	4,940,478	—	—
Additional Pension Credited Service	—	—	—	629,511	888,422	—	—
Additional 401(k) and EDCP Match	—	—	—	131,746	197,619	—	—
Long-Term Incentive Compensation:
Performance Units	—	2,234,643	—	4,291,690	4,291,690	4,291,690	4,291,690
Restricted Stock	—	—	—	435,881	435,881	435,881	435,881
Options	—	5,046,218	—	5,046,218	5,046,218	5,046,218	5,046,218
Benefits & Perquisites:
Retirement Plans	156,676	2,513,272	156,676	2,478,532	2,484,361	2,513,272	1,756,144
Health and Welfare Benefits	—	—	—	30,588	45,882	—	—
Excise Tax Gross-Up	—	—	—	—	6,347,936	—	—
Financial Planning	—	—	—	30,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,896,000
Total	156,676	9,794,133	156,676	16,397,818	24,753,487	12,287,061	13,425,933

The following table shows the potential payments upon termination or a change in control of the Company for James C. Fleming.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	—	3,307,833	—	—
Additional Pension Credited Service	—	—	—	—	587,317	—	—
Additional 401(k) and EDCP Match	—	—	—	—	132,313	—	—
Long-Term Incentive Compensation:
Performance Units	792,543	792,543	—	792,543	1,519,012	1,519,012	1,519,012
Restricted Stock*	—	—	—	—	154,244	154,244	154,244
Options	1,828,882	1,828,882	—	1,828,882	1,828,882	1,828,882	1,828,882
Benefits & Perquisites:
Retirement Plans	1,267,893	1,267,893	1,267,893	1,286,062	1,307,719	1,267,893	1,267,893
Health and Welfare Benefits	—	—	—	—	45,882	—	—
Excise Tax Gross-Up	—	—	—	—	2,434,122	—	—
Financial Planning	—	—	—	—	45,000	—	—
Outplacement	—	—	—	—	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,374,600
Total	3,889,318	3,889,318	1,267,893	3,907,487	11,392,324	4,770,031	6,144,631
*	Mr. Fleming is retiring effective April 1, 2012. In connection with his retirement and in light of his many contributions to the success of the Company, on February 24, 2012, the Compensation Committee accelerated the vesting of all unvested shares of restricted stock awarded to Mr. Fleming, consisting of 5,825 shares, effective March 30, 2012. This amount is not included in the table.

The following table shows the potential payments upon termination or a change in control of the Company for Kristine A. Rappé.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	1,305,219	1,957,829	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	52,209	78,313	—	—
Long-Term Incentive Compensation:
Performance Units	—	660,394	—	1,265,202	1,265,202	1,265,202	1,265,202
Restricted Stock	—	—	—	128,513	128,513	128,513	128,513
Options	1,528,398	1,528,398	—	1,528,398	1,528,398	1,528,398	1,528,398
Benefits & Perquisites:
Retirement Plans	813,648	3,805,524	813,648	4,650,473	4,650,118	3,805,524	2,240,718
Health and Welfare Benefits	—	—	—	30,588	45,882	—	—
Excise Tax Gross-Up	—	—	—	—	2,703,708	—	—
Financial Planning	—	—	—	30,000	30,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,223,643
Total	2,342,046	5,994,316	813,648	9,020,602	12,417,963	6,727,637	6,386,474

PROPOSAL 5: ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company seeks your advisory vote on the approval of the compensation paid to its named executive officers as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company believes that its executive compensation policies and practices are effective in tying a significant portion of pay to performance, while at the same time providing competitive compensation that attracts and retains talented personnel, and aligning the interests of the Company’s executive officers with those of its stockholders.

Economic conditions and the operating and regulatory environments in which we do business once again proved challenging in 2011. Despite these challenges, the Company’s management team continued to deliver strong financial and operational results in 2011. Among other accomplishments, WEC achieved record earnings of $2.18 per share in 2011, as well as high levels of customer satisfaction and the best overall safety results in the Company’s history. WEC also increased its dividend by almost 30% in 2011, and increased it again by approximately 15% effective with the first quarter payment in 2012. WEC’s management also delivered strong stockholder returns again in 2011. For 2011, as well as the three, five, seven and ten year periods ended 2011, WEC’s total stockholder return outperformed all of the major indices including the S&P 500 Electric Utility Index, Dow Jones Utility Index, Philadelphia Utility Index, Dow Jones Industrial Index, S&P 500 and NASDAQ.

As described in the Compensation Discussion and Analysis, the Company believes its annual executive compensation is competitive with the market. The Compensation Committee considers market data obtained from Towers Watson to help establish compensation levels.

Incentive compensation made up a substantial portion of the named executives’ compensation in 2011 and generally, the value will only be realized upon strong corporate performance. The level of long-term incentive compensation for each named executive officer is keyed off of the level of base salary each receives. Short-term incentive compensation is set at levels established in employment agreements the Company entered into with each named executive officer when he or she became an executive officer, and which continue to be supported by market data.

As described in this proxy statement, the Company believes that the compensation paid to its named executive officers in 2011 was well-tailored to the goals of maintaining competitive compensation levels while tying a significant portion of total pay to performance and aligning the interests of the named executive officers with those of stockholders. We urge you to carefully review the Compensation Discussion and Analysis and related tables included above, which describe in greater detail WEC’s compensation philosophy and programs, as well as the 2011 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2012 Annual Meeting.”

The Board of Directors recommends that you vote “FOR”

the advisory vote on Executive Compensation.

DIRECTOR COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to each of WEC’s non-employee directors during 2011.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid In Cash	Stock Awards (2)(3)	Option Awards (4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total
	($)	($)	($)	($)	($)	($)	($)
John F. Bergstrom	87,000	75,000	—	—	—	22,348	184,348
Barbara L. Bowles	85,000	75,000	—	—	—	20,555	180,555
Patricia W. Chadwick	75,000	75,000	—	—	—	23,207	173,207
Robert A. Cornog	75,000	75,000	—	—	—	21,947	171,947
Curt S. Culver	85,000	75,000	—	—	—	15,978	175,978
Thomas J. Fischer	90,000	75,000	—	—	—	26,532	191,532
Ulice Payne, Jr.	75,000	75,000	—	—	—	11,462	161,462
Mary Ellen Stanek (1)	—	—	—	—	—	—	—
Frederick P. Stratton, Jr.	75,000	75,000	—	—	—	23,374	173,374

(1)	Ms. Stanek was elected to the Board of Directors effective January 19, 2012, and therefore, did not receive any director compensation in 2011.

(2)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, of restricted stock awards made to the directors in 2011. Each restricted stock award vests in full on the third anniversary of the grant date.

(3)	Other than Ms. Stanek, each director held 9,752 shares of restricted stock as of December 31, 2011.

(4)	Directors held the following number of options to purchase Wisconsin Energy common stock as of December 31, 2011, all of which are exercisable: Mr. Cornog (10,000) and Mr. Payne (20,000).

(5)	All amounts represent costs for the Directors’ Charitable Awards Program. See “Compensation of the Board of Directors” below for additional information regarding this program.

Compensation of the Board of Directors

During 2011, each non-employee director received an annual retainer fee of $75,000. Non-employee chairs of the Finance Committee and the Corporate Governance Committee received a quarterly retainer of $2,500, the chair of the Compensation Committee received a quarterly retainer of $3,000 and the chair of the Audit and Oversight Committee received a quarterly retainer of $3,750. The Company reimbursed non-employee directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above). Each non-employee director also received on January 3, 2011, the 2011 annual stock compensation award in the form of restricted stock equal to a value of $75,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees. Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Non-employee directors may defer all or a portion of director fees pursuant to the Directors’ Deferred Compensation Plan, adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Prior to January 1, 2005, amounts were deferred to the Legacy Directors’ Deferred Compensation Plan and are preserved and frozen in that plan, which is not subject to the provisions of Section 409A. Deferred amounts can be credited to any of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries. The deferred amounts will be paid out of general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Although WEC directors also serve on the Wisconsin Electric and Wisconsin Gas boards and their committees, a single annual retainer fee and quarterly committee chair retainer were paid. Fees were allocated among WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

The Company has a Directors’ Charitable Awards Program to help further its philosophy of charitable giving. Under the program, the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, following the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations mitigates the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Directors already participating as of that date, which includes all of the current directors except Ms. Stanek, were grandfathered.

In December 2011, the Compensation Committee conducted its annual review of non-employee director compensation and determined that the total directors’ compensation package was slightly below the market median. With other companies placing more emphasis on the stock component of the directors’ pay package than they do on the cash retainer, the Committee determined it was appropriate to increase the annual restricted stock award by $5,000. As a result, effective January 1, 2012, the Committee increased the annual restricted stock award from $75,000 to $80,000.

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2011 compensation of WEC’s named executive officers, the Compensation Committee analyzed whether WEC’s compensation program taken as a whole creates risks that are reasonably likely to have a material adverse effect on the Company. The Committee concluded it does not. This analysis applies generally to the compensation program for WEC’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the named executive officers. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of WEC’s compensation program that could incentivize risk taking by its employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent on the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC’s compensation program incentivizes unreasonable risk taking by management.

The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officers’ level. The guidelines require the Company’s executive officers to hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 400% of base salary. The Committee believes these stock ownership guidelines further discourage unreasonable risk taking by Company officers.

As part of this analysis, we also considered the nature of WEC’s business as a public utility holding company and the fact that substantially all of its earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.

WEC COMMON STOCK OWNERSHIP

The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer and all of the directors and executive officers as a group as of March 2, 2012. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of March 2, 2012. Included are shares owned by each individual’s spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus Investment Plan and 401(k) plan. Other than as indicated in Note 6 below, none of these persons beneficially owns more than 1% of the outstanding common stock.

Name	Shares Beneficially Owned(1)
	Shares Owned(2) (3) (4) (5)	Option Shares Exercisable Within 60 Days	Total
John F. Bergstrom	19,729	—	19,729
Barbara L. Bowles	30,519	—	30,519
Patricia W. Chadwick	21,126	—	21,126
Robert A. Cornog	29,515	5,000	34,515
Curt S. Culver	8,212	—	8,212
Thomas J. Fischer	30,045	—	30,045
James C. Fleming	9,645	229,400	239,045
Gale E. Klappa	119,689	2,682,960	2,802,649	(6)
Frederick D. Kuester	60,962	620,500	681,462
Allen L. Leverett	38,308	1,208,500	1,246,808
Ulice Payne, Jr.	28,839	20,000	48,839
Kristine A. Rappé	23,202	189,390	212,592
Mary Ellen Stanek	2,371	—	2,371
Frederick P. Stratton, Jr.	37,411	—	37,411
All directors and executive officers as a group (18 persons)	542,622	5,099,628	5,642,250	(7)

(1)

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)

Certain directors, named executive officers and other executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Bergstrom (37,980), Ms. Bowles (77), Mr. Cornog (51,360), Mr. Culver (50,340), Mr. Fleming (5,925), Mr. Kuester (6,044), Ms. Rappé (36,254), Mr. Stratton (42,305) and all directors and executive officers as a group (230,614). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, named executive officers and other executive officers tied to the performance of WEC common stock.

(3)

Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (6,000), Mr. Cornog (15,847), Mr. Klappa (5,000), Mr. Kuester (30,934), Mr. Leverett (19,526), Mr. Stratton (9,200) and all directors and executive officers as a group (86,507).

(4)

Certain directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Bergstrom (8,211), Ms. Bowles (8,211), Ms. Chadwick (8,212), Mr. Cornog (8,211), Mr. Culver (8,212), Mr. Fischer (8,212), Mr. Fleming (5,825), Mr. Klappa (54,200), Mr. Kuester (27,436), Mr. Leverett (16,234), Mr. Payne (8,211), Ms. Rappé (4,803), Ms. Stanek (2,371), Mr. Stratton (8,211) and all directors and executive officers as a group (181,966).

(5)	None of the shares beneficially owned by the directors, named executive officers and all directors and executive officers as a group are pledged as security.

(6)	Represents approximately 1.2% of total WEC common stock outstanding on March 2, 2012.

(7)	Represents approximately 2.4% of total WEC common stock outstanding on March 2, 2012.

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock, based on the information they have reported. This information is based upon Forms 13G filed with the Securities and Exchange Commission and reflects stock holdings as of December 31, 2011. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2011, if any.

Name and Address	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
	Sole	Shared	Sole	Shared
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	15,455,321	0	15,455,321	0	15,455,321	6.68%
The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	321,948	0	12,399,501	321,948	12,721,449	5.50%
State Street Corporation (1) State Street Financial Center One Lincoln Street Boston, MA 02111	0	11,843,409	0	11,843,409	11,843,409	5.10%
(1)	Filed on behalf of itself and certain of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of WEC’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established by the Securities and Exchange Commission, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2011 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2011 were complied with in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was not a party to any reportable transactions with related parties since January 1, 2011.

Compensation Committee Interlocks and Insider Participation – None of the persons who served as members of the Compensation Committee during 2011 was an officer or employee of the Company during 2011 or at any time in the past nor had reportable transactions with the Company.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201. The WEC consolidated financial statements and certain other information found in the Form 10-K are provided in our 2011 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC’s other filings with the Securities and Exchange Commission, is also available in the “Investor Relations” section of the Company’s Website at www.wisconsinenergy.com.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 10:59 p.m. Central time

Wednesday, May 2, 2012.

INTERNET http://www.proxyvoting.com/wec Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2011 Annual Report to Stockholders are available at:

http://www.wisconsinenergy.com/proxystatement

20049

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3, 4 AND 5.	Where no voting instructions are given, the shares represented by your proxy will be voted “FOR” Items 1, 2, 3, 4 and 5.
Your vote is important. Please vote immediately.

1. Election of Nine Directors for Terms Expiring in 2013.	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
Nominees: 01 John F. Bergstrom 02 Barbara L. Bowles 03 Patricia W. Chadwick 04 Robert A. Cornog 05 Curt S. Culver 06 Thomas J. Fischer 07 Gale E. Klappa 08 Ulice Payne, Jr. 09 Mary Ellen Stanek	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

	FOR	AGAINST	ABSTAIN
2. Approval of Amendments to Wisconsin Energy Corporation’s Restated Articles of Incorporation to Implement a Majority Voting Standard for the Election of Directors in Non-Contested Elections.	☐	☐	☐

3. Approval of Amendments to Wisconsin Energy Corporation’s Bylaws to Implement a Majority Voting Standard for the Election of Directors in Non-Contested Elections.	☐	☐	☐

4. Ratification of Deloitte & Touche LLP as Independent Auditors for 2012.	☐	☐	☐

5. Advisory Vote to Approve Compensation of the Named Executive Officers.	☐	☐	☐

Will Attend Meeting	☐	YES

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Log on to www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼  FOLD AND DETACH HERE  ▼

PROXY

WISCONSIN ENERGY CORPORATION

Annual Meeting of Stockholders – May 3, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 3, 2012. Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your PROXY will be voted “FOR” Items 1, 2, 3, 4 and 5, and in the discretion of the proxy holder, on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint Frederick D. Kuester and Susan H. Martin, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

1.	Election of Nine Directors for Terms Expiring in 2013.

2.	Approval of Amendments to Wisconsin Energy Corporation’s Restated Articles of Incorporation to Implement a Majority Voting Standard for the Election of Directors in Non-Contested Elections.

3.	Approval of Amendments to Wisconsin Energy Corporation’s Bylaws to Implement a Majority Voting Standard for the Election of Directors in Non-Contested Elections.

4.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2012.

5.	Advisory Vote to Approve Compensation of the Named Executive Officers.

If you hold Wisconsin Energy Corporation common shares in Wisconsin Energy Corporation’s Stock Plus Investment Plan or the 401(k) plan under the Wisconsin Energy Corporation Trust, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. We encourage you to vote by the Internet or by telephone. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.

SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	20049